UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

CAPITAL ART, INC.

(Exact name of registrant as specified in its charter)

Delaware		27-0746744
(State or other jurisdiction of incorporation or organization)		(IRS Employer Identification No.)

6445 South Tenaya Way, B-130 Las Vegas, Nevada	89113	702-722-6113
(Address of principal executive office)	(Zip Code)	(Registrant’s telephone number, Including area code)

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act:  Common Stock.

Title of each class	Name of each exchange on which registered
Common Stock, $0.0001 par value	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Amendment No. 4 to Form 10 (this “Fourth Amendment”) amends the Form 10-12G filing, originally filed on February 10, 2015 (the “Original Filing”), the Amendment No. 1 to Form 10 (the “First Amendment”) filed October 2, 2015, the Amendment No. 2 to Form 10 (the “Second Amendment”) filed November 30, 2015, and the Amendment No. 3 to Form 10 (the “Third Amendment”) filed January 19, 2106 by Capital Art, Inc., a Delaware corporation (the “Company,” “we,” “us,” “our” “Capital Art” or “CAPA”). We are filing this Fourth Amendment to address the Securities and Exchange Commission’s (“SEC”) comments sent on January 19, 2016. This Fourth Amendment supplements and clarifies the information set forth in the Original Filing, the First Amendment, the Second Amendment and the Third Amendment. The Original Filing, the First Amendment, the Second Amendment and the Third Amendment continue to speak as of the dates of the Original Filing, the First Amendment, the Second Amendment and the Third Amendment, respectively, except as indicated herein. Additionally, the Company has filed its Form 10-Q for the quarter ended September 30, 2015 on November 16, 2015 and an amendment thereto, Amendment No. 1 to Form 10Q for the quarter ended September 30, 2015 on January 19, 2016, which has further information for a time period after the effective date of this filing and to further address the SEC comments sent on December 16, 2015.

Forward Looking Statements

The statements contained in this document that are not purely historical are “forward-looking statements.” Although we believe that the expectations reflected in such forward-looking statements, including those regarding future operations, are reasonable, we can give no assurance that such expectations will prove to be correct. Forward-looking statements are not guarantees of future performance and they involve various risks and uncertainties. Forward-looking statements contained in this document include statements regarding our proposed products, market opportunities and acceptance, expectations for revenues, cash flows and financial performance, and intentions for the future. Such forward-looking statements are included under Item 1. “Business” and Item 2. “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operation.” All forward-looking statements included in this document are made as of the date hereof, based on information available to us as of such date, and we assume no obligation to update any forward-looking statement. It is important to note that such statements may not prove to be accurate and that our actual results and future events could differ materially from those anticipated in such statements. Among the factors that could cause actual results to differ materially from our expectations are those described under Item 1. “Business,” Item 1A. “Risk Factors” and Item 2. “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section and other factors included elsewhere in this document. You should assume that the information contained in this document is accurate as of the date of this Second Amendment only.

i

Item 1.              Business.

Reverse Merger

The Company previously listed the October 8, 2014 Asset Purchase Agreement with Movie Star News, LLC (“MSN”) as an acquisition; however, this transaction was effectively a contract to merge the two companies to combine assets of rare images. As such, this Second Amendment as did the First Amendment gives effect to the acquisition in accordance with reverse acquisition accounting methods with the historical consolidated financial statements of the Company being those of the former MSN financials retroactively adjusted as if MSN were the acquirer for accounting purposes. The results of the Company are included from October 8, 2014 and thereafter.

Company’s Business

Such reclassification of this transaction does not change the Company’s organization or business. Capital Art, Inc. (the “Company,” “we,” “us,” “our” or “Capital Art”) was incorporated on September 20, 2004, in the State of Delaware under the name “Blog8.” Since incorporation, the Company changed its name to Securiteyes on December 2, 2004, to Medify Solutions Limited on February 11, 2005, to Petel Incorporated on April 30, 2007, to Gleeworks, Inc. on December 7, 2009 and to Capital Art, Inc. on April 28, 2011. The Company sells and manages classic and contemporary, limited edition photographic images and reproductions, with a focus on iconic celebrity images, by acquiring ownership or rights to collections of rare iconic negatives and photographs. The Company also makes available images for publications and merchandizing by third parties.

The Company intends to become the largest repository of archival pop culture photography in the online world. To this end, the Company has been and continues to search for photographic archives. The market is unknown and has not been tested, making this business similar to a start-up business. These archives may be purchased outright or the Company may enter into reproduction or licensing agreements with the owners of the archives. These opportunities are typically (1) photographers who are looking to monetize their archives, or (2) media companies that are either seeking to dispose of the archive or seeking a method to derive revenues from the archive. These opportunities exist both in the United States and abroad and the Company continues to search for value wherever it may be geographically located. However, the Company’s ability to acquire such depository is dependent on its ability to raise additional capital in order to have funds to make such acquisitions.

Such photographic assets are the basis for the Company’s competitive advantage and the company takes steps to protect such assets, including but not limited to maintaining insurance to protect against loss or theft of more than 5 times the actual value.

In June 2011, the Company opened a 1,500 square foot commercial gallery location in Culver City, CA to display and sell copies of the photographic images owned by the Company. There was insufficient sales generated at the location and it was closed in September 2012.

We maintain a website at www.capitalart.com. The contents of our website are not part of this prospectus.

Gleeworks, Inc., Acquisition of Capital Art, LLC

On May 9, 2011, Gleeworks, Inc. (“Gleeworks”) acquired Capital Art, LLC, pursuant to a business combination (the “Gleeworks Agreement”) whereby the entire outstanding member interest of Capital Art LLC was exchanged for 7.498 million shares of restricted common stock of Gleeworks on a one share for two units basis, representing approximately 51% of the issued and outstanding shares of Gleeworks. Prior to the acquisition, Gleeworks operated a business engaged in the apparel industry.

Commensurate with the acquisition, Gleeworks changed its name to “Capital Art, Inc.” In addition, the Company assumed the business of Capital Art, LLC, in photographic images. Following the acquisition, Capital Art, LLC, became a wholly-owned and operating subsidiary of Capital Art, Inc.

1

Frank Worth Photographic Reproduction and Marketing Rights Agreement

On October 10, 2011, the Company entered into a memorandum of understanding (the “Frank Worth MOU”) as an interim agreement with the Estate of Frank Worth (the “Frank Worth Estate”) whereby the Frank Worth Estate agreed to exclusively grant the Company all rights in perpetuity to reproduce prints from Frank Worth negatives, to use of the Frank Worth name, signature and intellectual property in exchange for a 7.5% royalty on all revenue received by Capital Art from the sale of any and all Frank Worth prints, products and use whatsoever of Frank Worth’s name, likeness, story and biography. In connection with the Frank Worth MOU, the Company paid an aggregate of $50,000 in installments to the Frank Worth Estate to settle funds owed by the previous licensee, International Images Ltd., a UK company (“Images”).

Subsequently, on November 18, 2011, the Company and the Frank Worth Estate entered into a Photographic Reproduction and Marketing Rights Agreement (the “Frank Worth Reproduction Rights Agreement”). Pursuant to the Frank Worth Reproduction Rights Agreement, the Frank Worth Estate granted to the Company exclusive global reproduction rights to all negatives, prints, products and other materials from the Frank Worth collection, including the use of the Frank Worth seal, Frank Worth’s name, likeness, publications and biography, plus merchandising and product selling rights as well as exclusive rights to the signature of the Frank Worth Estate’s executor (the “Executor”) in conjunction with any and all Certificates of Authenticity printed by the Company that accompany limited edition prints (the “Frank Worth Archive”). In consideration for the exclusive rights, the Company paid to the Frank Worth Estate a purchase price of $50,000 and agreed to make continuous payments of a monthly royalty amount of 7.5% of all net sales, with an annual minimum guarantee of $50,000. In June 2014, the Frank Worth Estate agreed to a reduced minimum royalty guarantee payment for 2013 and 2014 to the amount of $30,000 for each year. The Frank Worth Reproduction Rights Agreement also granted the Company a right to buyout the exclusive agreement from the Frank Worth Estate at any time for $250,000.

On November 12, 2014, the Frank Worth Estate agreed to accept $155,000 and 200,000 shares of the Company’s common stock, $30,000 payable on execution and the remainder payable on or before May 31, 2015, in exchange for sole and exclusive, world-wide, royalty free rights to all negatives, prints, products and other materials the Company possesses including the use of the Frank Worth seal, Frank Worth’s name, likeness, publications and biography plus merchandising and selling rights.

Frank Worth Collection and Daniel Furon Collection Purchase Agreement

On December 21, 2011, the Company entered into an agreement (the “Worth and Furon Purchase Agreement”) with International Images and Birchley Limited, a UK company (“Birchley”) whereby the Company obtained from Images rights to the negatives, images, photographs and all other interests in (i) approximately 7,500 images and approximately 5,500 negatives of the Frank Worth Collection (the “Frank Worth Collection”) and 50 Daniel Furon images (the “Daniel Furon Collection,” and together with the Frank Worth Collection, the “Collections”) in exchange for 1,000,000 shares of the Company’s common stock. Also pursuant to the Worth and Furon Purchase Agreement, Birchley, which held a security interest in the Collections, consented to the acquisition on the condition that Birchley would retain title until receipt of $200,000 (of an aggregate of $400,000) and 600,000 shares of common stock in the Company.

Subsequently on February 28, 2013, the Company, Images and Birchley entered into a deed of variation (the “Amendment”) of the Worth and Furon Purchase Agreement whereby Birchley repaid $100,000 of $150,000 paid to the Company under the Worth and Furon Purchase Agreement and the Company issued an additional 400,000 shares of common stock to Birchley. Upon receipt of such shares, Birchley released the title to the Collections. The total number of aggregate shares issued to Birchley was 1,000,000 shares.

Based on the reclassification of the Company’s financials due to the reverse merger, this transaction is no longer material.

Movie Star News, LLC, Acquisition

On October 8, 2014, the Company entered into an Asset Purchase Agreement with Movie Star News, LLC (“MSN”) pursuant to which the Company acquired a collection consisting of approximately 100,000 negatives, certain other negatives including the Bettie Page collection and approximately 1 million 8" by 10" Black & White Photographs, including all copyrights owned by MSN for the collection in exchange for 256,400,226 shares of common stock of the Company. The Company previously listed the October 8, 2014 Asset Purchase Agreement with MSN as an acquisition; however, this transaction was reclassified as a reverse merger as stated above and reflected herein.

2

Subsequent Event

Acquisition of Globe Photos, Inc.

On July 22, 2015, the Company entered into an Asset Purchase Agreement with Globe Photos, Inc. (“Globe”), a New York corporation, for purchase of substantially all of the assets of Globe for total purchase price of $400,000 payable $250,000 in cash and $150,000 in common stock of the Company at said market price. The common stock was to be transferred to Globe sixty (60) days after closing subject to satisfaction of successful termination of certain subagent agreements by Globe, which occurred on one deal and not the other resulting in a reduction of $30,000 less in stock, resulting in a final 352,941 shares ($120k of stock at $0.34/share). Per the agreement $180,000 in cash shall be held in reserve by the Company against Globe’s full performance and compliance with all terms of the agreement. This amount is to be released to Globe at the rate of $10,000 per month beginning August 22, 2015.

Products and Services

We offer our customers a variety of photographic images in different mediums such as select photographs that are limited in the number of copies, each copy with a unique number and certificate of authenticity signed by the Frank Worth Estate, with a premium price and mass reproductions of different photographic negatives sold at a lower price.

Our customers operate in a variety of industries such as galleries, hotels, magazines and other publications, interior decorating and direct to consumers through third party online merchandising companies. The mass quantities of different photographs sold through third party on-line retailers accounted for 94% of total revenues during the twelve months ended December 31, 2014. Product sales to third party end consumers accounted for 6% of total revenues for the during the twelve months ended December 31, 2014, of which 4%, or $10,645, of these sales, was due to the reverse merger effective October 8, 2014 with Capital Art, Inc. No customers accounted for over 10% of total revenues for the twelve months ended December 31, 2014. For the twelve months ended December 31, 2013, product sales from third party on-line retailers accounted for 45% of total revenues, while private auction sales accounted for 35%. For the twelve months ended December 31, 2013, sales revenues from two customers comprised 28% and 19% of the Company’s total revenue, of which one customer accounting for 19% of total revenues was a related party of the Company.

The Company works with different third party manufacturers and suppliers to produce our photographic products.

Marketing

We reach our customers through diverse marketing channels including our website, events and interactive campaigns. Marketing activities aim to build awareness for our brands and drive revenue by promoting newly acquired images as well as images existing in our collection.

Sales and Distribution

The Company sells its photographic images and reproductions through third-party galleries, art consultants, interior decorators and directly to consumers. The Company also reproduces mass quantities of different photographs from its collection and sells through third party on-line retailers. For the twelve months ended December 31, 2014, through on-line retailer’s sales accounted for 94% of total revenues. The Company is continuing to pursue contracts to diversify revenues, and to develop its own website as a site for retail clients to purchase our prints but also as a portal for our interior decorator, third party gallery and charity partners. The downside is that there are a limited number of interior decorators, galleries and charity partners, which produce higher revenues than on-line sales, and while the Company is actively pursuing such contracts, its success will depend upon its ability to obtain such contracts for sales and also upon its ability to acquire a larger depository.

The Company has hired a development company to build a website that will act not only as a site for retail clients to purchase our prints but also as a portal for our interior decorator, third party gallery and charity partners. We are exploring the possibility of opening company owned galleries in Las Vegas and other major cities like Los Angeles. However, the Company has no definitive plans or arrangements with respect to operating galleries. We are adding relationships with third party galleries, websites and interior decorators that can sell our images to their clients. We are also creating a charity sales plan whereby charities can use our photos for fund raising activities. We intend to make over 20,000 images available during 2015 for publication on a world-wide basis for print and online articles in arrangement where the Company is paid royalties when our owned photographs are used. We are also looking at partnerships with major companies who can sell our prints to their client base on a revenue-split basis.

3

Competition

The market for iconic photographic images and related services is highly competitive. We believe that the principal competitive factors include name recognition, company reputation, the quality, relevance and breadth of the content in a company’s collections and the quality of contributing photographers and other partners under contract with a company. Additionally, we also face competition in connection with factors relating to the business and our infrastructure such as effective use of current and emerging technology, customer service and customer relationships, pricing and licensing models, policies and practices and accessibility of content and speed and ease of search and fulfillment.

Some of our current and potential significant competitors include other general visual content providers such as Corbis Corporation. We also face significant competition from specialized visual content companies that are well established in their local, content or product-specific market segments such as Reuters Group, the Associated Press, and ZUMA Press, Inc.

There are also hundreds, if not thousands, of small photography agencies, image content aggregators and individual photographers throughout the world with whom we compete.

Our competition includes retail photography galleries and websites selling photography such as art.com, artspace.com and rockpaperphoto.com. We believe that we are highly competitive because we own our photographic negatives and do not have to split sales proceeds with photographers who own their intellectual property rights, which is the industry standard.

Intellectual Property

Most of our collection of iconic photographic images were acquired and are owned by the Company. A small percentage of the images in our collection are obtained through reproduction or licensing agreements, wherein we pay a royalty based on the percentage of revenues we receive from the use of the licensed images. As such, currently such agreements are limited and not material.

To this end, the Company has been and continues to search for photographic archives. The market is unknown and has not been tested, making this business similar to a start-up business. These archives may be purchased outright or the Company may enter into reproduction or licensing agreements with the owners of the archives. These opportunities are typically (1) photographers who are looking to monetize their archives, or (2) media companies that are either seeking to dispose of the archive or seeking a method to derive revenues from the archive. These opportunities exist both in the United States and abroad and the Company continues to search for value wherever it may be geographically located.

The Company believes that the market is significantly undervaluing physical photographic assets for both individual photographers seeking to monetize their collections and media companies seeking to dispose of their archives because of the investment required to digitize and then monetize them. The Company has invested in infrastructure and workflow process in order to digitize these assets at a low cost giving the Company a competitive advantage for purchasing from all sources. Criteria considered when evaluating archives includes, but is not limited to, the following

•	The age of the archives
•	How/If the archive is organized
•	The type of media in the archive
•	The subject matter of the archive
•	The rarity of the subject matter
•	The photographer(s) represented in the archive
•	The nature and the strength of the rights associated with the archive

4

In this respect, single photographer archives are desirable because copyrights are often very clearly owned by the photographer and the Company can market and build the reputation of the photographer to enhance the value of the archive. In addition, the Company can better control the market for the works of individual photographers. Reproduction and licensing agreements are often more desirable because they typically require low or no upfront cash commitments. In these agreements content providers are usually paid mostly through royalties on sales. Owning copyright or having rights to copyrights significantly impact the Company’s gross margins. On the other hand, purchasing copyrights outright while reducing cash, increases intangible assets, and generates higher gross margins. Reproduction and licensing agreements do not significantly impact the Company’s balance sheet but generate much lower gross margins.

However, the Company’s ability to acquire such depository is dependent on its ability to raise additional capital in order to have funds to make such acquisitions. As part of this initiative, on July 22, 2015, the Company acquired substantially all of the assets of Globe Photo.

Employees

As of February 10, 2015 and November 25, 2015, we had 7 employees, of which 3 are full-time.

Item 1A. Risk Factors.

Risks related to our Business and our Industry

We have a history of operating losses.

We have generated net losses since we began operations, however, due to reclassifications and the reverse merger, we generated a small profit of $43,341 for the year ended December 31, 2013, but still were negative for the year ended December 31, 2014 of $380,327. Net losses are currently at $696,089 for the six months ended June 30, 2015. As the Company begins to operate on a combined basis and add more content, we need to work on our ability to generate revenue and achieve profitability, which includes scaling our operations. To generate revenue, the Company needs to acquire a larger depository, which is dependent upon its ability to raise additional capital in order to have funds to make such acquisitions, after which the Company must also have the ability to obtain contracts for sales. The Company is also operating a fairly new business in an unknown market. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Our business can become substantially dependent upon a small number of customers

For the twelve months ended December 31, 2014, no customers accounted for over 10% of total revenues. For twelve months ended December 31, 2013, revenues from two customers comprised 28% and 19% of the Company’s total revenue, of which one customer accounting for 19% was a related party of the Company. See Note 8 – Related Party Transactions in the Notes to the Consolidated Financial Statements. There is no certainty regarding how or if the market for the Company’s products will continue to develop, or whether such market will decline. Our ability to attract and retain customers will depend in part on our ability to sign up a significant number of galleries, third party websites, interior decorators and charities that will market to their clients, and our ability to drive business to our website. Moreover, the market for the Company’s products is comprised primarily of collectors, which market is limited and subject to changes in popular trends, demographics, disposable income, and overall interest in such products. There can be no guarantee that the market for the Company’s products will grow or that demand for the Company’s products will continue.

We may need to secure additional financing.

We anticipate that we will incur operating losses for the foreseeable future. We may require additional funds for our anticipated operations and if we are not successful in securing additional financing, we may be required to delay significantly, downsize our general and administrative infrastructure, or seek alternative measures to avoid insolvency, including arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products.

Increased competition could reduce our revenues, margins and operating results.

The photographic art industry is and has been intensely competitive, and we expect competition to intensify in the future. We expect competition to increase because of changes in the media industry, changing advertising practices, technological advances leading to relatively inexpensive creation, marketing and distribution of visual content, and a lack of substantial barriers to entry. Our competitors range in size from significant media companies to individual visual content and digital media content producers. While we believe the breadth of our businesses and product and service portfolio offers benefits to our customers that are a competitive advantage, our current or potential competitors may develop products, licensing models, technology or services comparable or superior to those that we develop or may adapt more quickly than we do to new or emerging technologies or evolving industry trends. Increased competition or more effective competitors could result in lost market share, having to reduce prices or otherwise having reduced revenue, lower margins, increased capital expenditures, or otherwise negatively impact our operating results. There can be no assurance that we will be able to compete successfully against current and future competitors.

5

Any future litigation could have a material adverse impact on our results of operations, financial condition and liquidity, particularly since we do not currently have director and officer insurance. Our lack of D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

From time to time we may be subject to litigation, including potential stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. We have not obtained directors and officers liability (“D&O”) insurance to cover such risk exposure for our directors and officers. Such insurance generally pays the expenses (including amounts paid to plaintiffs, fines, and expenses including attorneys’ fees) of officers and directors who are the subject of a lawsuit as a result of their service to the Company. Without D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Further, our lack of D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

Intellectual property rights are important to our business

Our intellectual property rights are very important to our business. We rely on a combination of copyright, trade secret, trademark, and other rights in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property. As most of our assets relate to photographs, we deal primarily in copyrights, which do not necessarily have to be registered rights until enforced. Despite our efforts to protect our proprietary rights, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights. Policing unauthorized use of our products and intellectual property rights is difficult and nearly impossible on a worldwide basis. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our intellectual property rights.

Misappropriation or infringement of our intellectual property and proprietary rights could impair our competitive position. Enforcement actions to protect our intellectual property could be costly and could materially and adversely affect our business, results of operations and financial condition and may not always be successful. Policing unauthorized use of our proprietary rights is difficult. We cannot ensure that the steps taken by us will prevent misappropriation of our products and intellectual rights or that the agreements entered into for that purpose will be enforceable. Effective trademark, service mark, patent, copyright and trade secret protection may not be available where our products and services are made available on-line. In addition, litigation may be necessary to enforce or protect our intellectual property rights or to defend against claims of infringement or invalidity. Litigation, even if successful, could result in substantial costs and diversion of resources and management attention and could materially and adversely affect our business, results of operations and financial condition. Although most legitimate businesses and responsible individuals do not steal digital content and pay for the content. Although there could occasionally be instances of persons illegally marketing the intellectual property of the Company, content theft is typically committed by individuals and smaller businesses that have no intention or ability of becoming a paying customer, thus the impact of theft on revenue is not believed to be material.

Our business and prospects would suffer if we are unable to protect and enforce our intellectual property rights.

We rely upon copyright law and license agreements to protect our proprietary images and other intellectual property. The steps we might take may not be adequate to protect against infringement and misappropriation of our intellectual property by third parties. The unauthorized reproduction or other misappropriation of our intellectual property rights could enable third parties to benefit from our technology, imagery and digital media content without paying us for it. If this occurs, our business and prospects could be materially and adversely affected. In addition, disputes concerning the ownership or rights to use intellectual property could be costly and time-consuming to litigate, may distract management from other tasks of operating the business, and may result in our loss of significant rights and the impairment of our ability to operate our business.

Our growth strategy requires us to expand our website which can expose us to data security breaches or service disruptions

The risk of a data security breach or service disruption caused by computer hackers and cyber criminals has increased as the frequency, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Such risk also increases as we expand our presence on the web and increase on-line sales. Our systems have not been, but may in the future be, the target of various forms of cyber-attacks. While we make significant efforts to maintain the security and integrity of our systems, our cybersecurity measures and the cybersecurity measures taken by our third-party hosting facilities may be unable to anticipate, detect or prevent all attempts to compromise our systems. Any security breach, whether successful or not, could harm our reputation, subject us to lawsuits and other potential liabilities and ultimately could result in the loss of customers and loss of revenue.

6

Risks Related to Our Common Stock

There is not an active liquid trading market for the Company’s common stock.

There is no regular active trading market in the Company’s common stock, and we cannot give an assurance that an active trading market will develop. If an active market for the Company’s common stock develops, there is a significant risk that the Company’s stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;
•	announcements that our revenue or income are below analysts’ expectations;
•	general economic slowdowns;
•	sales of large blocks of the Company’s common stock; and
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our common stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of the Company’s common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for the Company to retain or attract qualified officers and directors, which could adversely affect the management of its business and its ability to obtain or retain listing of its common stock.

The Company may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. The Company may have difficulty attracting and retaining directors with the requisite qualifications. If the Company is unable to attract and retain qualified officers and directors, the management of its business and its ability to obtain or retain listing of our shares of common stock on any stock exchange (assuming the Company elects to seek and are successful in obtaining such listing) could be adversely affected.

7

If the Company fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results or detect fraud. Consequently, investors could lose confidence in the Company’s financial reporting and this may decrease the trading price of its stock.

As a reporting company the Company must begin to comply with the requirements regarding evaluation and maintenance of its internal controls over financial reporting. The Company has been assessing its internal controls to identify areas that need improvement, and as part of this process has retained new outside auditors, outside securities counsel, and is in the process of restructuring management, all with emphasis on improving financial reporting and accounting procedures. As the Company starts to report and operate as a reporting company, new procedures have become and will continue to be implemented to ensure compliance, and as part of such procedures, the Company will continue to assess its intended controls. Failure to implement these changes to the Company’s internal controls, or any changes as necessary to maintain an effective system of internal controls, could result in misleading or inadequate financial reports and failure to comply with applicable securities laws as well as cause investors to lose confidence in the Company’s reported financial information. Any such loss of confidence would have a significant negative effect on the value of the Company’s stock.

Our financial results and stock price may fluctuate.

We expect our revenues and operating results to vary from quarter to quarter due to a number of factors, both within and outside of our control. Some of the factors that may affect our revenues and operating results include the following:

•	a recession in the U.S. economy, or the economy of any other country where we our customers operate, should one occur;
•	demand for our existing and new images and related services, and those of our competitors;
•	changes in our pricing models, policies and practices and those of our competitors;
•	our ability to attract and retain customers;
•	our ability to manage the costs of our business, including the costs associated with maintaining and developing our websites and international and product line expansion;
•	costs related to potential acquisitions and the development and/or use of technology, services or products; and
•	the termination or expiration of certain image partner, distributor or other material agreements.

Because of these risks and others, it is possible that our future results may differ from our expectations and the expectations of analysts and investors, causing our stock price to fluctuate. You should not rely on the results for any period as an indication of future performance.

Our acquisition strategy may be dilutive to existing shareholders and we may not be successful in acquiring or integrating businesses.

As part of our business strategy, we have in the past acquired and invested in, and may in the future seek to acquire or invest in businesses or photographic images that could complement or expand our business. Acquisitions may require significant capital infusions or investments, and may negatively impact our results of operations. Further, the evaluation and negotiation of potential acquisitions, as well as the integration of acquired businesses, may divert management time and other resources. Certain other risks related to acquisitions that may have a material impact on our business or prevent us from benefiting from an acquisition or investment include:

•	costs incurred in performing due diligence and professional fees relating to potential acquisitions;
•	use of cash resources, incurrence of debt or stockholder dilution through issuances of our securities to fund acquisitions;
•	assumption of actual or contingent liabilities, known and unknown;
•	amortization expense related to acquired intangible assets, impairment of any goodwill acquired and other adverse accounting consequences;
•	difficulties and expenses in integrating the sales, marketing, operations, products, services, technology, financial and information systems of an acquired company; and
•	retention of key employees, customers, and suppliers of an acquired business.

You may experience dilution of your ownership interests because of the future issuance of additional ordinary shares.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our shareholders. We may also issue additional shares of our securities that are convertible into or exercisable for ordinary shares, as the case may be, in connection with hiring or retaining employees, future acquisitions, future sales of its securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares may create downward pressure on the value of our securities. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which our shares may be valued or are trading in a public market.

8

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Compliance with the reporting requirements of federal securities laws can be expensive and failure to comply may result in a negative effect of the Company’s trading price.

As a public reporting company in the United States, we are subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports as well as other information with the SEC and furnishing audited reports to shareholders is significant. This Company originally filed its form 10-12G on February 10, 2015 The SEC issued a comment letter regarding this Original Filing on March 11, 2015. Such comments were not addressed by the Company prior to the 60 days from the file date, and as such, the filing went effective. After changes in counsel and auditors, the company addressed such comments in its Amendment No. 1 to Form 10 (the “First Amendment”) filed October 2, 2015, wherein the financial statements included in the Original Filing were completely restated due to the reclassification of the previously listed October 8, 2014 Asset Purchase Agreement with Movie Star News, LLC (“MSN”) as an acquisition versus a contract to merge the two companies to combine assets of rare images. As such, the financial statements in the original filing were stale at the time the Form 10-12G went effective. Moreover, the SEC has had further comments relating to the Form 10-12G, of which we are still addressing, despite being effective, resulting in further amendments to the Form 10-12G. Additionally, due to changes in counsel and auditors, the Company was delayed in filing its Form 10-Q for the quarter ended June 30, 2015, which as of the date of this Filing has not yet been completed. The Company did update the original Filing to include the financial statements for the six-months ended June 30, 2015 and the Management’s Discussion and Analysis of Financial Condition and Results of Operations for quarter ended June 30, 2015. The timing of the Company’s filings also created a gap in financial reporting and per Rule 13a-13, the Company is in the process of finalizing the Form 10Q for the quarter ended March 31, 2015. Failure to comply with reporting obligations under the Securities Exchange Act of 1934 on time constitutes a violation of Section 13(a) of the Exchange Act and the SEC could institute an administrative proceeding against the late filer, among other things, seeking revocation of the company’s registration under the Exchange Act. These proceedings by the SEC are uncommon and are typically aimed at recurring and egregious violations. Further, such failures in timely reporting could have a significant and adverse effect on our business and reputation and this may decrease the trading price of its stock.

Our preferred stock may have rights senior to those of our common stock which could adversely affect holders of common stock.

Our Articles of Incorporation give our Board of Directors the authority to issue additional series of preferred stock without a vote or action by our stockholders. The Board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights. The rights granted to holders of preferred stock in the future may adversely affect the rights of holders of our common stock. Any such authorized class of preferred stock may have a liquidation preference – a pre-set distribution in the event of a liquidation – that would reduce the amount available for distribution to holders of common stock or superior dividend rights that would reduce the amount of dividends that could be distributed to common stockholders. In addition, an authorized class of preferred stock may have voting rights that are superior to the voting right of the holders of our common stock.

Certain of our stockholders can exercise significant influence over our business and affairs.

As a result of the reverse merger, MSN holds approximately 82% of the common stock of the Company, and as a result, has significant influence and control over the Company, including the election of directors and the approval of business combinations. The substantial percentage of our common stock held by MSN could also make a significant stake in the Company a less attractive acquisition candidate or have the effect of delaying or discovering a third party from acquiring or otherwise affecting the market for the Company’s shares. In addition to ownership of common stock, certain members of MSN have management and/or director roles within our company.

Item 2.              Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management Discussion and Analysis (“MD&A”) contains “forward-looking statements”, which represent our projections, estimates, expectations or beliefs concerning among other things, financial items that relate to management’s future plans or objectives or to our future economic and financial performance. In some cases, you can identify these statements by terminology such as “may”, “should”, “plans”, “believe”, “will”, “anticipate”, “estimate”, “expect” “project”, or “intend”, including their opposites or similar phrases or expressions.

You should be aware that these statements are projections or estimates as to future events and are subject to a number of factors that may tend to influence the accuracy of the statements. These forward-looking statements should not be regarded as a representation by the Company or any other person that the events or plans of the Company will be achieved. You should not unduly rely on these forward-looking statements, which speak only as of the date of this MD&A. Except as may be required under applicable securities laws, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this MD&A or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe under “Risk Factors” in this report. Actual results may differ materially from any forward-looking statement.

This MD&A is updated to discuss the amended and restated financial statements for the year ended December 31, 2013 and for the addition of the financial statements for the year ended December 31, 2014, along with quarterly financial statements for second quarter of 2015, the first quarter following the Company’s effective date.

9

Overview

We were initially incorporated in State of Delaware on September 21, 2004 as “Blog8.” Since that time, the Company has changed its name to better reflect its changing business purpose. Our company name changed to Securiteyes on December 2, 2004, to Medify Solutions Limited on February 11, 2005, to Petel Incorporated on April 30, 2007, to Gleeworks, Inc. on December 7, 2009 and to Capital Art, Inc. on April 28, 2011.

We sell and manage classic and contemporary, limited edition photographic images and reproductions, with a focus on iconic celebrity images. We acquire editions and manage some of the most valuable iconic photographic images and internationally markets limited editions and reproductions created from the original negatives. The company also makes available images for publications and merchandizing. The Company markets and distributes photographs that we own or manage to the art, editorial and commercial markets. We sell limited editions of its photographs through third-party galleries, art consultants, decorators and directly to consumers.

In June 2011, the Company opened a 1,500 square foot commercial gallery location in Culver City, CA to display and sell copies of the photographic images owned by the Company. There was insufficient sales generated at the location and it was closed in September 2012.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

10

Results of Operations

Following is a summary of our revenues, assets and net losses for our two most recent fiscal years ended December 31, 2014 compared to December 31, 2013

	2014	2013

Total revenues	$254,926	$533,360

Net (loss) income	$(380,327)	$43,341

Total assets	$4,164,085	$658,090

Total liabilities	$963,999	$156,330

Our summary results are presented below:

	2014	2013	Change	% Change
Revenues	$254,926	$533,360	$(278,434)	-52.2%
Costs and operating expenses	(839,971)	(487,958)	352,013	72.1%
(Loss) income from operations	(585,045)	45,402	(630,447)

Interest income	36	–	36	100.0%
Interest expense	(9,353)	(2,061)	(7,292)	353.8%
Gain on bargain purchase	214,035	–	214.035	100.0%
Net other income (expense)	204,718	(2,061)	206,779

Net (loss) income	$(380,327)	$43,341	$(423,688)

Basic and diluted (loss) income per common share	$–	$–

Weighted average basic and diluted shares outstanding	268,407,275	256,400,226

Revenues.  Revenues by category and for the Company as a whole were as follows:

	2014	2013	Change	% Change
Revenues	$254,926	$533,360	$(278,434)	-52.2%

The Company derives its revenues from sales of its classic and contemporary limited edition photographic images and reproductions, with a focus on iconic celebrity images, through specialized fine art dealers and distributors, which includes, but is not limited to, third-party galleries, art consultants, and interior decorators, or directly to end consumers.

The photographs sold through third party on-line retailers accounted for 94% of total revenues during the twelve months ended December 31, 2014. Product sales to third party end consumers accounted for 6% of total revenues for the during the twelve months ended December 31, 2014. 4% of total sales, or $10,197 was due to the reverse merger effective October 8, 2014 with Capital Art, Inc. No customers accounted for over 10% of total revenues for the twelve months ended December 31, 2014.

For the twelve months ended December 31, 2013, product sales from third party on-line retailers accounted for 45% of total revenues, while private auction sales accounted for 35%. For the twelve months ended December 31, 2013, sales revenues from two customers comprised 28% and 19% of the Company’s total revenue, respectively, of which one customer accounting for 19% of total revenues was a related party of the Company.

11

The Company’s product sales are generated through sale of limited edition or reproductions from it’s a diverse collection of classic and contemporary limited edition photographic images and reproductions, with a focus on iconic celebrity images, which each sale is unique and driven by customer demand for certain, and often obscure, images. In private and online auction sales the Company stimulates buyer interest through marketing and sells the item to the highest bidder. In the case of generic photographs or reproductions, the Company sells the print at a fixed price which is based on the popularity and demand of the celebrity in the image. The decrease in revenues for the twelve months ending December 31, 2014 compared to the same period in 2013 was in part as a result of decreased volume of items sold due to the transition and integration of operations due to the reverse merger. The Company continues to invest its working capital resources in sales and marketing in order to increase the distribution and demand for its products and in adding content to its product along with adding additional channels of distribution, resulting in increases in volumes of goods being sold.

Fees paid to third party on-line retailers for the twelve months ended December 31, 2014 and 2013 was $51,666 and $42,659, respectively, and is included in cost of revenues in the Company’s consolidated statements of operations. Selling and auction fees will vary depending on the online or auction house fee structure.

As part of increasing its product offerings, the Company has been and continues to search for photographic archives that can be acquired at wholesale or below market prices. These archives may be acquired purchased or the Company may enter into reproduction or licensing agreements with the owners of the archives. These opportunities are typically (1) photographers who are looking to monetize their archives, or (2) media companies that are either seeking to dispose of the archive or seeking a method to derive revenues from the archive. These opportunities exist both in the United States and abroad and the Company continues to search for value wherever it may be geographically located. As part of this initiative, on July 22, 2015, the Company acquired substantially all of the assets of Globe Photo.

However, there is no guarantee the Company will generate sufficient revenues to continue operations. The Company estimates it will need approximately $1,000,000 in annual revenues to continue operations at its current operating level, without consideration given to investment in new sales and marketing channels. For the immediate future the Company plans to achieve this revenue target by ramping up fees earned from licensing imagery to media companies growing a network of global sales agents. The Company expects to continue incurring significant operating losses for the near future. If the Company is not successful in achieving revenues required to continue operations at its current operating levels within three to four months, or obtain additional financing, the Company’s operations will be significantly impacted, and the Company will be required to eliminate its headcount, and significantly scale back its operations, including up to the possibility of seeking a buyer for its vast collections and winding down its operations.

Costs and Operating Expenses.  Costs and operating expenses consisting primarily of cost of shipping, product development, sales and marketing expenses, and general and administrative costs, increased $352,013 (72.1%) for the twelve month period ended December 31, 2014 compared to the twelve month period ended December 31, 2013.

	2014	2013	Change	% Change
Cost of revenues	$173,841	$176,602	$(2,761)	-1.6%
Product development, sales and marketing	92,545	81,510	11,035	13.5%
General and administrative	429,099	171,684	257,415	149.9%
Depreciation expense	144,486	58,162	86,324	148.4%
Total costs and operating expenses	$839,971	$487,958	$352,013	72.1%

	Twelve Months Ended December 31,
	2014	2013	Change	% Change
Prints, framing and related costs	$33,186	$20,239	$12,947	63.97%

Selling and auction fees	51,666	42,659	9,007	21.11%

Cost of fulfillment and shipping	88,989	113,704	(24,715)	(21.74%	)

Total cost of revenues	$173,841	$176,602	$(2,761)	(1.56%	)

Costs of revenues decreased slightly by $2,761 or 1.56% during the twelve months of 2014 compared to the same period of 2013.

Gross profit as a percentage of total revenues was 69% and 50% for the twelve months ended December 31, 2014 and 2013. Cost of sales mix will vary depending on the Company’s revenue mix. Revenues from third party on-line retailers accounted for 94% of total revenues for the twelve months ended December 31, 2014, compared to 45% during the same period in 2013. Fees paid to third party on-line retailers for the twelve months ended December 31, 2014 and 2013 was $51,666 and $42,659, respectively. Selling and auction fees will vary depending on the online or auction house fee structure. Private auction sales accounted for 35% of total revenues for the twelve months December 31, 2013 resulting in higher fulfillment costs for 2013. As the Company works with various channels to distribute its product, it continues to negotiate deals to reduce its overall fulfillment costs.

Prints, framing and related costs comprise of product cost associated with the Company’s sales of its classic and contemporary limited edition photographic images, costs associated with reproduction of archival images for sale, framing and other related costs. For the twelve months ended December 31, 2014 costs associated with prints, framing and related costs increased $12,947 to $33,186 (63.97%) from $20,239 during the same period in 2014.

12

Product development, sales and marketing expenses increased $11,035 (13.5%) to $92,545 for twelve month period ending December 31, 2014 compared to $81,510 for the same period in 2014. Product development, sales and marketing expenses primarily consists of website development costs, sales and marketing salaries, as well as other expenses associated with marketing. The Company continues to utilize its working capital resources in sales and marketing in order to increase the distribution and demand for its products and to add additional content to its product lines along with adding additional channels of distribution. Advertising expenses for the twelve months ended December 31, 2014 and 2013 were $11,076 and $6,407, respectively.

General and administrative costs for twelve month period ending December 31, 2014 increased $257,415 (149.9%) to $429,099 from $171,684 in same period 2013. On October 8, 2014 the Company entered into a reverse merger transaction. The operating expenses presented for the twelve months ended December 31, 2013 represent MSN that operated as a private company prior to the reverse merger transaction, as compared to the combined company presented subsequent to the reverse merger date of October 8, 2014.

On January 4, 2014 the Company entered into Management Agreement with MSN Holdings, LLC, a related party and principal of MSN, for management consulting services of MSN. Under the terms of the agreement the consultant shall receive 10% of gross revenues of MSN. For the twelve months ended December 31, 2014 the consultant earned $26,281 in connection with the agreement, which is included in general and administrative expenses.

On February 1, 2014, pre-merger CAPA executed a consulting agreement for services. The agreement specifies issuance of 500,000 shares of common stock at execution of the agreement and 3,500,000 shares upon introduction of a strategic business partner. The Consultant introduced a strategic business partner August 15, 2014. The agreement calls for payment of the Company’s common stock pro-ratably upon receipt of payment of the introduced strategic partner. See Note 9 of the Notes to the Consolidated Financial Statements. For the twelve months ended December 31, 2014 stock compensation in connection with the agreement included in general and administrative expenses was $43,750.

On August 15, 2014, pre-merger CAPA entered into a four-month agreement for strategic management services with a consultant. In connection with the agreement, the consultant is to receive compensation of 5,500,000 shares of the Company’s common stock payable in four equal installments. See Note 9 of the Notes to the Consolidated Financial Statements. Stock compensation expense included in general and administrative expenses in connection with the agreement was $123,750 for the twelve months ended December 31, 2014.

For the twelve months ended December 31, 2014 costs associated with the reverse merger, legal and accounting fees increased $39,221, while costs associated with investor relations increased $6,494. The remainder of the increase is primarily due to general administrative expenses and increased costs associated with the Company’s facilities, insurance and other supplies during the twelve months ending December 31, 2014 compared to the same period in 2013.

Depreciation expense increased $86,324 (148.4%) for the twelve months ended December 31, 2014 from $58,162 in the same period 2013. The increase in depreciation expense for the twelve months ended December 31, 2014 compared to the same period in 2014 is primarily due to depreciation of the Company’s archival images, comprising primarily of the Frank Worth Collection acquired in the reverse merger transaction entered into on October 8, 2014. Depreciation expense related to the Frank Worth Collection from the date of the reverse merger, October 8, 2014 to December 31, 2014 was $67,563. The Company records archival images, and property and equipment at cost for purchases over $500. Archival images, property and equipment are depreciated using the straight-line method over the estimated useful lives ranging from three to ten years. The Company capitalizes direct costs associated with improvements to archival images, and property and equipment in accordance with ASC 360 – Property, Plant, and Equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful life or the term of the related lease.

13

Interest Expense. Interest expense resulted from interest incurred on notes payable to related parties and credit cards.

	2014	2013	Change	% Change
Interest expense	$(9,353)	$(2,061)	$(7,292)	-353.81%

On August 1, 2013 the Company entered into a Promissory Note agreement with a related party for $100,000. The loan bears interest at 5%. The loan matured on July 14, 2014 and was extended to July 31, 2016. For the twelve months ended December 31, 2014 and 2013 total interest expense under the agreement was $4,313 and $2,061, respectively.

Effective September 11, 2014 the Company entered into two separate promissory note agreements for $20,500 each with two related parties for working capital purposes. The loans bear interest at 6% per annum. The loans matured on September 10, 2015 and were extended to December 31, 2016. Total interest expense for the twelve months ending December 31, 2014 was $748.

Liquidity and Capital Resources

Fiscal Year Ended December 31, 2014 Compared to December 31, 2013

Cash totaled $340,523 and $20,919 at December 31, 2014 and December 31, 2013, respectively.  The change in cash is as follows:

	2014	2013	Change
Cash (used in) provided by operations	$(201,751)	$134,927	$(336,678)
Cash provided by (used in) investing activities	2,868	(87,032)	89,900
Cash provided by (used in) financing activities	518,487	(31,482)	549,969
Net increase in cash	$319,604	$16,413	$303,191

Cash in the twelve months ended December 31, 2014, compared to the same period of 2013, increased by $303,191 due to the reverse merger transaction, which also funded the shortfalls in operations. The Company has not generated sufficient revenues from product sales to provide sufficient cash flows to enable the Company to finance its operations internally. As of December 31, 2014, the Company had $340,523 cash on hand. At December 31, 2014 the Company has a retained deficit of $371,072. For the year ended December 31, 2014 the Company had a loss from operations of $380,327 and cash used in operations of $201,751. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Following is a summary of our revenues and net losses for our two most recent fiscal periods ended June 30, 2015 compared to June 30, 2014

	Six Months Ended June 30,
	2015	2014

Total revenues	$376,282	$163,168

Net loss	$(696,089)	$(52,201)

Following is a summary of our assets and liabilities for most recent fiscal period ended June 30, 2015 compared to December 31, 2014

	06/30/2015	12/31/2014
Total assets	$3,564,861	$4,164,085
Total liabilities	$667,614	$963,999

14

Results of Operations

Three and Six Month Periods Ended June 30, 2015 Compared to June 30, 2014

Our summary results are presented below:

	Three Months Ended June 30,				Six Months Ended June 30,
	2015	2014	Change	% Change	2015	2014	Change	% Change
Revenues	$35,040	$62,100	$(27,060)	(43.57)%	$376,282	$163,168	$213,114	130.61%
Costs and operating expenses	(531,134)	(111,838)	419,296	374.91%	(1,066,331)	(212,697)	853,634	401.34%
Loss from operations	(496,094)	(49,738)	446,356	897.41%	(690,049)	(49,529)	640,520	1,293.22%
Interest income (expense), net	(1,826)	(1,887)	(61)	(3.23)%	(6,040)	(2,672)	3,368	126.05%
Net loss	$(497,920)	$(51,625)	$446,295	864.49%	$(696,089)	$(52,201)	$643,888	1,233.48%
Basic and diluted loss per common share	$–	$–			$–	$–
Weighted average basic and diluted shares outstanding	322,010,151	256,400,226			320,383,974	256,400,226

Revenues. Revenues by category and for the Company as a whole were as follows:

	Six Months Ended June 30,
	2015	2014	Change	% Change
Revenues	$376,282	$163,168	$213,114	130.61%

The Company derives its revenues from sales of its classic and contemporary limited edition photographic images and reproductions, with a focus on iconic celebrity images, through specialized fine art dealers and distributors, which includes, but is not limited to, third-party galleries, art consultants, and interior decorators, or directly to end consumers.

During the three months ended June 30, 2015, revenues decreased $27,060 (43.57%) to $35,040 from $62,100 for the same period in 2014. Product sales from third party on-line retailers accounted for 73% and 100%, respectively, of total sales for the three months ended June 30, 2015 and 2014. Sales to private end consumers accounted for 13% of total revenues for the three months ended June 30, 2015, while sales from private auction houses accounted for 8%. The remaining 6% of total revenues were derived from third party licensing fees.

For the six months ended June 30, 2015 total revenues increased $213,114 (130.61%) to $376,282 from $168,168 for the same period in 2014. For the six months ended June 30, 2015, product sales from third party on-line retailers and private end consumers accounted for 73% and 14%, respectively, of total revenues.

On August 15, 2014, pre-merger CAPA entered into a four-month agreement for strategic management services with a consultant. In connection with the agreement, the consultant received compensation of limited edition photographs for an aggregate retail fair value of $250,000. The Company evaluated the transaction under the guidance in ASC 845-Nonmonetary Transactions. ASC 845 requires fair value of nonmonetary exchanges be recorded based on fair value inherent in the transaction. The Company determined the aggregate retail fair value of the prints totaling $250,000 represented the fair value of the reciprocal transfer between the Company and the consultant. The prints were earned upon execution of the agreement, and were delivered in March 2015, and accounted for 66% of total revenues for the six months ended June 30, 2015.

100% of total revenues for the six months ended June 30, 2014 were product sales generated from third party on-line retailers.

For the three and six months ended June 30, 2015 total revenues excluding the fair value of the limited edition photographs to the consultant were $35,040 and $126,282, respectively, compared to total revenues for the three and six months ended 2014 of $62,100 and $163,168, total revenues decreased $27,060 and $36,886, respectively. The Company’s product sales are generated through sale of limited edition or reproductions from it’s a diverse collection of classic and contemporary limited edition photographic images and reproductions, with a focus on iconic celebrity images, which each sale is unique and driven by customer demand for certain, and often obscure, images. In private and online auction sales the Company stimulates buyer interest through marketing and sells the item to the highest bidder. In the case of generic photographs or reproductions, the Company sells the print at a fixed price which is based on the popularity and demand of the celebrity in the image. Excluding the fair value of the prints to the consultant, the decrease in revenues for the three and six months ended June 30, 2015 compared to the same period in 2014 was in part as a result of decreased volume of items sold due to the transition and integration of operations due to the reverse merger. The Company continues to invest its working capital resources in sales and marketing in order to increase the distribution and demand for its products and in adding content to its product along with adding additional channels of distribution, resulting in increases in volumes of goods being sold.

Fees paid to third party on-line retailers for the three months ended June 30, 2015 and 2014 were $6,041 and $12,629, respectively. For the six months ended June 30, 2015, fees paid to third party on-line retailers were $16,212 and $30,536, respectively. Selling and auction fees are included in cost of revenues and will vary depending on the online or auction house fee structure.

However, there is no guarantee the Company will generate sufficient revenues to continue operations. The Company estimates it will need approximately $1,000,000 in annual revenues to continue operations at its current operating level, without consideration given to investment in new sales and marketing channels. For the immediate future the Company plans to achieve this revenue target by ramping up fees earned from licensing imagery to media companies growing a network of global sales agents. The Company expects to continue incurring significant operating losses for the near future. If the Company is not successful in achieving revenues required to continue operations at its current operating levels within three to four months, or obtain additional financing, the Company’s operations will be significantly impacted, and the Company will be required to eliminate its headcount, and significantly scale back its operations, including up to the possibility of seeking a buyer for its vast collections and winding down its operations.

15

Costs and Operating Expenses.

Costs and operating expenses consisting primarily of cost of revenues, marketing and sales expenses, general and administrative costs, and depreciation expense, increased $419,296 and $853,634 for the three and six month periods ended June 30, 2015 compared to the same period in 2014, respectively.

	Three Months Ended June 30,				Six Months Ended June 30,
	2015	2014	Change	% Change	2015	2014	Change	% Change
Cost of revenues	$42,378	$41,993	$385	0.92%	$116,276	$81,070	$35,206	43.43%
Product development, sales and marketing	197,131	5,900	191,231	3,241.20%	350,206	15,462	334,744	2,164.95%
General and administrative	197,219	45,807	151,412	330.54%	412,243	80,760	331,483	410.45%
Depreciation expense	94,406	18,138	76,268	420.49%	187,606	35,405	152,201	429.89%
Total costs and operating expenses	$531,134	$111,838	$419,296	374.91%	$1,066,331	$212,697	$853,634	401.34%

	Three Months Ended June 30,					Six Months Ended June 30,
	2015	2014	Change	% Change		2015	2014	Change	% Change
Prints, framing and related costs	$11,079	$6,937	$4,142	59.71%		$48,911	$15,579	$33,332	213.95%

Selling and auction fees	6,041	12,629	(6,588)	(52.17%	)	16,212	30,536	(14,324)	(46.91%	)

Cost of fulfillment and shipping	25,258	22,427	2,831	12.62%		51,153	34,955	16,198	46.34%

Total cost of revenues	$42,378	$41,993	$385	0.91%		$116,276	$81,070	$35,206	43.43%

Costs of revenues increased $385 (0.91%) to $42,378 for the three months ending June 30, 2015 compared to $41,993 for the same period in 2014. For the six months ended June 30, 2015, cost of revenues increased $35,206 (43.43%) to $116,276 from $81,070 for the same period 2014.

Gross profit as a percentage of total revenues was (21%) and 32% for the three months ended June 30, 2015 and 2014. For the six months ended June 30, 2015 and 2014, gross profit as a percentage of total revenues was 69% and 50%. Cost of sales mix will vary depending on the Company’s revenue mix.

The Company’s negative gross profit as a percentage of total revenues for the three months ended June 30, 2015 compared to the same period in 2014 is due to payroll costs associated with fulfillment labor costs on total revenues of $35,040. As the Company works with various channels to distribute its product, it continues to negotiate deals to reduce its overall fulfillment costs.

For the six months ended June 30, 2015 and 2014, gross profit as a percentage of revenues was 69% and 50%, respectively. Cost of revenues for the six months ended June 30, 2015 compared to 2014 increased due to costs associated with the limited edition photographs for an aggregate retail fair value of $250,000 delivered to the consultant in March 2015.

Prints, framing and related costs comprise of product cost associated with the Company’s sales of its classic and contemporary limited edition photographic images, costs associated with reproduction of archival images for sale, framing and other related costs. For the three months ended June 30, 2015 costs associated with prints, framing and related costs increased $4,142 to $11,079 (59.71%) from $6,937 during the same three month period in 2014. Costs associated with prints, framing and related costs increased $33,332 (213.95%) to $48,911 for the six months ended June 30, 2015 compared $15,579 during the same period in 2014.

Fees paid to third party on-line retailers for the three months ended June 30, 2015 and 2014 were $6,041 and $12,629, respectively. For the six months ended June 30, 2015 and 2014, selling and auction fees were $16,212 and $30,536, respectively. Selling and auction fees will vary depending on the online or auction house fee structure.

16

Product development, sales and marketing expenses increased $191,231 (3,241.20%) to $197,131 for the three months ending June 30, 2015 compared to $5,900 for the same period in 2014. For the six months ended June 30, 2015 product development, sales and marketing expenses increased $334,744 (2,164.95%) to $350,206 compared to $15,462 for the same period in 2014. Product development, sales and marketing expenses primarily consists of website development costs, sales and marketing salaries, as well as other expenses associated with marketing. The Company continues to utilize its working capital resources in sales and marketing in order to increase the distribution and demand for its products and to add content to its product lines along with adding additional channels of distribution.

On October 8, 2014 the Company entered into a reverse merger transaction. The operating expenses presented for the three and six months ended June 30, 2014 represent Movie Star News, LLC that operated as a private company prior to the reverse merger transaction, as compared to the combined company presented for the three and six months ended June 2015.

General and administrative costs increased $151,412 (330.54%) to $197,219 for three months ended June 30, 2015 compared to $45,807 in the same period 2014. The increase for the three months ended June 30, 2015 compared to 2014 comprise primarily of costs associated with the reverse merger, legal and accounting fees ($64,000); costs associated with investor relations, including fees, expenses and stock compensation ($25,000); and management consultants, administrative payroll and related costs ($34,000); and stock compensation to non-employee consultants totaling $15,000. The remainder of the increase is primarily due to general administrative expenses and increased costs associated with the Company’s facilities, insurance and other supplies during the three months ending June 30, 2015 compared to the same period in 2014.

For the six months ended June 30, 2015, general and administrative costs increased $331,483 (410.45%) to $412,243 from $80,760 in the same period 2014. The increase for the six months ended June 30, 2015 is primarily due to costs associated with the reverse merger, legal and accounting fees ($145,000); costs associated with investor relations, including fees, expenses and stock compensation ($80,000), management consultants, administrative payroll and related costs ($58,000); and stock compensation to non-employee consultants totaling $15,000. The remainder of the increase is primarily due to general administrative expenses and increased costs associated with the Company’s facilities, travel expenses, insurance and other supplies in 2015 over the same period in 2014.

Depreciation expense increased $76,268 (420.49%) and $152,201 (429.89%) for the three and six months ended June 30, 2015, respectively, from $18,138 and $35,405 in the same period 2014, respectively. The increase in depreciation expense for the three and six months ended June 30, 2015 compared to the same period in 2014 is primarily due to depreciation of the Company’s archival images, comprising primarily of the Frank Worth Collection acquired in the reverse merger transaction entered into on October 8, 2014. Depreciation expense related to the Frank Worth Collection for the three months ended June 30, 2015 was $69,250. For the six months ended June 30, 2015, depreciation expense related to the Frank Worth Collection was $138,500. The Company records archival images, and property and equipment at cost for purchases over $500. Archival images, property and equipment are depreciated using the straight-line method over the estimated useful lives ranging from three to ten years. The Company capitalizes direct costs associated with improvements to archival images, and property and equipment in accordance with ASC 360 – Property, Plant, and Equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful life or the term of the related lease.

Interest Expense – Related Party. Interest expense resulted from related party interest expense.

	Three Months Ended June 30,				Six Months Ended June 30,
	2015	2014	Change	% Change	2015	2014	Change	% Change
Interest income (expense), net	$(1,826)	$(1,887)	$(61)	(3.23)%	$(6,040)	$(2,672)	$3,368	126.05%

On August 1, 2013 the Company entered into an unsecured Promissory Note agreement with a related party for $100,000.  The loan bears interest at 5%.  The loan matured on July 14, 2014 and was extended to July 31, 2016.  For the six months ended June 30, 2015 and 2014 total interest expense under the agreement was $2,485 and $2,027, respectively.

Effective September 11, 2014 the Company entered into two separate unsecured promissory note agreements for $20,500 each with two related parties for working capital purposes. The loans bear interest at 6% per annum. The loans matured on September 10, 2015 and were extended to December 31, 2016. Total interest expense in connection with the two unsecured promissory note agreements for the six months ended June 30, 2015 is $1,220.

As of June 30, 2015 and December 31, 2014, interest payable in connection with the unsecured promissory note agreements with related parties was $1,968 and $748, respectively, and is included in accrued liabilities in the Company’s condensed consolidated balance sheets.

17

Liquidity and Capital Resources

Six Months Ended June 30, 2015 Compared to June 30, 2014:

Cash totaled $61,039 and $150 at June 30, 2015 and 2014, respectively.  The change in cash is as follows:

	Six Months Ended June 30,
	2015	2014	Change
Cash (used in) provided by operating activities	$(551,226)	$4,164	$(555,390)
Cash used in investing activities	(69,762)	(51,940)	(17,822)
Cash provided by financing activities	341,504	27,008	314,496
Net decrease in cash	$(279,484)	$(20,768)	$(258,716)

As of June 30, 2015, the Company’s principal source of liquidity consisted of $61,039 in cash. Working capital, defined as net current assets minus net current liabilities, was a deficit of $229,875 as of June 30, 2015. Total cash used in operations during the six months ended June 30, 2015 was $551,226 compared to cash provided by operations of $4,164 during the six months ended June 30, 2014. Cash used in investing activities for the six months ending June 30, 2015 and 2014 was $69,762 and $51,940, respectively, for additions to the Company’s archival images, which consists of the Frank Worth Collection and other images, and direct costs associated with improvements to the archival images. Cash from financing activities totaled $391,000 in connection with proceeds from sale of common stock and settlement of stock subscription receivable during the six months ending June 30, 2015. This was offset by repayment of short-term advances totaling $49,496 to related parties. For the six months ended June 30, 2014, cash provided by financing activities totaled $27,008 due to proceeds from notes payable to related parties of $30,000, offset by repayment of short-term advances of $2,992.

Management evaluated all relevant conditions and events that are reasonably known or reasonably knowable, in the aggregate, as of the date the condensed consolidated financial statements are issued and determined that substantial doubt exists about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. The Company has not generated sufficient revenues from product sales to provide sufficient cash flows to enable the Company to finance its operations internally. As of June 30, 2015 the Company had $61,039 cash on hand. At June 30, 2015 the Company has a retained deficit of $1,067,161. For the six months ended June 30, 2015 the Company had a net loss of $696,089 and cash used in operations of $551,226. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Over the next twelve months the Company intends to invest its working capital resources in sales and marketing in order to increase the distribution and demand for its products. If the Company fails to generate sufficient revenue and obtain additional capital to continue at its expected level of operations, the Company may be forced to scale back or discontinue its sales and marketing efforts. As part of increasing its product offerings, the Company has been and continues to search for photographic archives that are undervalued by the market. These archives may be acquired outright or the Company may enter into representation or consignment agreements with the owners of the archives. These opportunities are typically (1) aging photographers who are looking to monetize their archive while still alive via a single large transaction, or (2) media companies that have aggregated assets (or rights to assets) and are seeking to dispose of the archive or a partner who can help them grow cash flows related to the archive. These opportunities exist both in the United States and abroad and the Company continues to search for value wherever it may be geographically located.

However, there is no guarantee the Company will generate sufficient revenues to continue operations. The Company estimates it will need approximately $1,000,000 in annual revenues to continue operations at its current operating level, without consideration given to investment in new sales and marketing channels. For the immediate future the Company plans to achieve this revenue target by ramping up fees earned from licensing imagery to media companies by growing a network of global sales agents. The Company expects to continue incurring significant operating losses for the near future. If the Company is not successful in achieving revenues required to continue operations at its current operating levels within three to four months, or obtain additional financing, the Company’s operations will be significantly impacted, and the Company will be required to eliminate its headcount, and significantly scale back its operations, including up to the possibility of seeking a buyer for its vast collections and winding down its operations.

A reconciliation of weighted-average basic shares outstanding to weighted-average diluted shares outstanding follows:

	For the six months ended June 30,
	2015	2014
Basic weighted average common shares outstanding	320,383,974	256,400,226
Effect of dilutive securities	–	–
Diluted weighted average common and potential common shares outstanding	320,383,974	256,400,226

18

The Company is required to reserve and keep available of its authorized, but unissued shares of common stock an amount sufficient to effect shares due in connection with the Stock Purchase Agreement and Stock-Based Compensation to Non-Employees. As of June 30, 2015, shares reserved for future issuance comprised of the following:

Shares
Reserved
Shares to be issued to consultant	340,000
Shares to be issued to Frank Worth Estate	200,000
540,000

These shares were excluded from the calculation of diluted earnings per share as their effect was anti-dilutive.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The Company’s accounting policies are described in the notes to the consolidated financial statements, which are incorporated by reference. Below is a summary of the critical accounting policies, among others, that management believes involve significant judgments and estimates used in the preparation of its consolidated financial statements.

Financial Statement Presentation

The Company’s consolidated financial statements represent the results of operations, financial position and cash flows of Capital Art, Inc. prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America (GAAP) and applicable rules and regulations of the Securities and Exchange Commission (SEC) regarding interim financial reporting. These require the use of estimates and assumptions that affect the assets, liabilities, revenues and expenses reported in the consolidated financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, and its 100% owned subsidiaries Capital Art, LLC. All inter-company balances and transactions have been eliminated.

Reverse Merger

On October 8, 2014, Capital Art, Inc. (“CAPA”) a Delaware corporation and Capital Art, LLC, a California limited liability company and wholly owned subsidiary of Capital Art, Inc. (collectively “CAPA” or “pre-merger CAPA”), CAPA entered into an Asset Purchase Agreement with Movie Star News, LLC. (“MSN”), a Nevada limited liability company. The Agreement was effectively a contract to merge the three companies to combine assets of rare images. Refer to the consolidated financial statements and accompanying notes as of December 31, 2014.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

19

Archival Images, and Property and Equipment

Archival images, and property and equipment are recorded at cost for purchases over $500, and depreciated using the straight-line method over the estimated useful lives ranging from three to ten years. The Company capitalizes direct costs associated with improvements to archival images.

Stock-based Compensation

The Company recognizes stock-based compensation issued to employees in accordance with ASC 718 – Compensation: Stock Compensation, based on the fair value of the equity instrument in exchange for employee services and the resulting recognition of compensation expense.

The Company’s accounts for stock-based payment transactions with nonemployees for services in accordance with ASC 505-50 Equity: Equity-based Payments to Non-Employees. If the fair value of the services received in a stock-based payment with nonemployees is more reliably measureable than the fair value of the equity instrument issued, the fair value of the services received is used to measure the transaction. Conversely, if the fair value of the equity instruments issued in a stock-based transaction with nonemployees is more reliably measureable than the fair value of the consideration received, the transaction is measured at the fair value of the equity instruments issued. The Company recognizes an increase in equity or a liability, depending on whether the equity instruments granted have satisfied the equity or liability classification criteria.

Revenue Recognition

The Company recognizes revenue related to product sales when (i) the seller’s price is substantially fixed, (ii) shipment has occurred causing the buyer to be obligated to pay for product, (iii) the buyer has economic substance apart from the seller, and (iv) there is no significant obligation for future performance to directly bring about the resale of the product by the buyer as required by ASC 605 – Revenue Recognition. Cost of sales, rebates and discounts are recorded at the time of revenue recognition or at each financial reporting date.

The Company’s other revenue represent payments based on net sales from brand licensees for content reproduction rights. These license agreements are held in conjunction with third parties that are responsible for collecting fees due and remitting to the Company its share after expenses. Revenue from licensed products is recognized when realized or realizable based on royalty reporting received from licensees. Revenues from royalties as of December 31, 2014 and 2013 were insignificant.

Income Taxes

The Company’s calculation of its tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. The Company recognizes tax liabilities for uncertain tax positions based on management’s estimate of whether it is more likely than not that additional taxes will be required.

Until the merger date, MSN, a Nevada limited liability company, was taxed as a limited liability company and, as such, any profit or loss from operations flowed directly to the members who were responsible for payment of any federal and state income tax. MSN was only required for payment of minimum business and filing income tax costs. The Company has not included any pro forma income tax information as if the Company were a tax paying entity for the year ended December 31, 2013, any pro forma tax provision on the loss before income taxes would be offset by a valuation allowance for the delated deferred tax asset as it would be more likely than not that the future tax benefits will not be realized.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability for U.S., or the various state jurisdictions, may be materially different from management’s estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities. Interest and penalties are included in tax expense.

20

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09 – Revenues from Contracts with Customers, which introduces a new five-step framework for revenue recognition. The core principle of the standard is that entities should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled for those goods or services. The ASU also requires enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Management does not believe the adoption of ASU 2014-09 will have a material impact on the Company’s consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory. ASU No. 2015-11 clarifies that inventory should be held at the lower of cost or net realizable value. Net realizable value is defined as the estimated selling price, less the estimated costs to complete, dispose and transport such inventory. ASU No. 2015-11 will be effective for fiscal years and interim periods beginning after December 15, 2016. ASU No. 2015-11 is required to be applied prospectively and early adoption is permitted. The Company is currently in the process of evaluating the impact of adoption on its consolidated financial statements.

Item 3.              Properties.

Our principal executive office and headquarters is located at 6445 South Tenaya Way, B-130, Las Vegas, Nevada 89113 where we lease 4,606 square feet of commercial space for a monthly rental payment of $2,993 per month effective October 10, 2014. We also lease storage space locally to house art and photography stock. Our printing, framing, packing and shipping facilities are provided by third-parties. We also rent office space on a month-to month basis in Brooklyn, NY.

Item 4.              Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information, as of the date of filing of this report, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

The address for each Beneficial Owner named is the address of the Company’s principal executive office.

Name of Beneficial Owner Directors and Officers:	Number of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)

Sean Goodchild, Chief Executive Officer and Director	2,241,500	1%

David Morton, Chief Financial Officer and Director	1,958,431	1%

Adam David Lynd 1, LLC(2)	17,850,000	6%

Movie Star News LLC(3)	256,400,226	82%

All directors and executive officers as a group (2 persons)	4,199,931	1%

(1)	The percentages are calculated based on 311,973,283 shares of common stock outstanding as of February 10, 2015.
(2)	Michael Lynd, Sr., Trustee, has the voting and dispositive power over the shares held by the shareholder.
(3)	Stuart Scheinman has the voting and dispositive power over the shares held by the shareholder.

21

Item 5.              Directors and Executive Officers.

Name	Age	Position

Sean Goodchild	54	Chief Executive Officer and Director

David Morton	49	Chief Financial Officer and Director

Sean Goodchild, the Chief Executive Officer of Capital Art, has served as CEO since June 2010. Prior to serving as CEO, Mr. Goodchild served as the Chief Financial Officer and a Director since August 2009. Before joining Capital Art, he was a director of Pro Stars, Inc., and Celebrity, Inc., from June 2001 through August 2009.

The Board of Directors believes that Mr. Goodchild’s is qualified to serve as a director because of his long standing service to the Company and his understanding of the Company’s business and the industry in which the Company operates.

David Morton, the Chief Financial Officer and a Director of Capital Art, has served as the Chief Financial Officer since appointment in April 2011. Prior to then, Mr. Morton had served as President of the Company under its former name Gleeworks, Inc., from June 2010 through April 2011. Between December 2009 and June 2010, Mr. Morton was a consultant to the Company.

The Board of Directors has concluded that Mr. Morton is qualified to serve on the Board of Directors because of his understanding of the Company’s business and the industry in which the Company operates.

Board Leadership Structure and Role in Risk Oversight

We have not appointed a Chairman of the Board of Directors. Our executive officers also serve on our Board of Directors and are responsible for both risk management and day to day risk management processes.

The Company has no nominating, audit or compensation committees at this time. As we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors (the “Board”). Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

There are no family relationships among any of our officers or directors.

22

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Item 6.              Executive Compensation.

The following table sets forth all compensation of the named executive officers as updated for the last two fiscal years.

Summary Compensation Table

Name and Principal		Salary		Bonus	Stock Awards	Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All Other Compensation	Total
Position	Year	($)		($)	($)	($)	($)	($)	($)	($)
Sean Goodchild	2013	5,000	(1)	–	–	–	–	–	–	5,000
Sean Goodchild	2014	–		–	–	–	–	–	–
David Morton	2013	6,000	(2)	–	–	–	–	–	–	6,000
Chief Financial Officer	2014	–		–	–	–	–	–

(1)	Represents imputed compensation of $625 per quarter for the period ended December 31, 2013. Cash paid for compensation was $5,000 in 2013.
(2)	Represents imputed compensation of $1,500 per quarter for the period ended December 31, 2013. No cash was paid for compensation in 2013, and was recorded as additional paid in capital.

Salary and compensation for 2014 is zero. There were no employment or other agreements with our executive officers, and no salaries were paid as such in 2014.

23

Outstanding Equity Awards at Fiscal Year-End

Our officers and directors do not have unexercised options, stock that has not vested, or equity awards. There were no outstanding equity awards to our named executive officers as of December 31, 2014.

Director Compensation

Our directors did not receive compensation for the years ended December 31, 2014 and December 31, 2013 in consideration for their services rendered in their capacity as directors and no other arrangements are presently in place regarding compensation to directors for their services as directors or for committee participation or special assignments.

The Company does not believe risks arising from its compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

Risk Management

The Company does not believe risks arising from its compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

Item 7.              Certain Relationships and Related Transactions, and Director Independence.

Other than as set forth below, during the last two fiscal years, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

	December 31,	December 31,
	2014	2013
Due from related parties:
Dino Satallante, beneficial interest shareholder	$1,350	$1,350
Sam Battistone, beneficial interest shareholder	966	966
ICONZ Art, LLC, beneficial interest shareholder	–	14,142
Klaus Moeller, related party of pre-merger CAPA and beneficial interest shareholder	91,000	–
Total due from related parties	$93,316	$16,458

Due to related parties:
ICONZ Art, LLC, beneficial interest shareholder	$2,014	$–
Klaus Moeller, related party of pre-merger CAPA	4,562	–
MSN Holding Co., beneficial interest shareholder	28,272	28,475
Premier Collectibles, beneficial interest shareholder	85	–
Stuart Scheinman, beneficial interest shareholder	29,341	200
Short-term notes payable to Dreamstar and Dino Satallante	41,000	–
Dino Satallante - note payable	100,000	100,000
Total due to related parties	$205,274	$128,675

As of December 31, 2014 and 2013 the amounts due to the Company from related parties for funds advanced by the Company on behalf of the related parties, Dino Satallante, Sam Battistone (Dreamstar) and ICONZ Art, LLC (Stuart Scheinman), all beneficial interest shareholders of the Company, for expenses totaled $2,316 and $16,458, respectively. In connection with the reverse merger management determined a contingent liability for prior years income taxes existed as of the merger date. The liability is to be reimbursed by Klaus Moeller, a related party of pre-merger CAPA and beneficial interest shareholder. This contingency has been accounted in accordance with ASC 805, which states that a liability from a contingency recognized as of the acquisition date is in the scope of ASC 450 – Contingencies, shall continue to be recognized by the acquirer at its acquisition-date fair value until resolved. As of December 31, 2014 the contingent liability for income taxes was outstanding for $91,000.

24

As of December 31, 2014 and 2013 funds advanced from related parties, ICONZ Art, LLC (Stuart Scheinman), Klaus Moeller, MSN Holding Co. (Stuart Scheinman and Sam Battistone), Premier Collectibles (Stuart Scheinman), and Stuart Scheinman, all beneficial interest shareholders of the Company, for short-term working capital purposes totaled $64,274 and $28,675, respectively. These amounts are due on demand.

On September 15, 2009, the Company issued to Klaus Moeller, a former director of pre-merger CAPA, a promissory note (the “Moeller Note”) in principal amount of $150,000 at a rate of five percent (5%) interest per annum with a maturity date of September 14, 2011. The funds were borrowed from Mr. Moeller in order to provide working capital to the Company. The maturity dates were subsequently amended on September 14, 2011 to September 15, 2013 and on September 14, 2013 to September 15, 2014. The amount due to Mr. Moeller as of December 31, 2013 was $33,321. Then effective July 14, 2014, Mr. Moeller converted the principal of $150,000, plus accrued but unpaid interest in the amount of $38,184, to 4,000,000 shares of the Company’s common stock at an average price of $0.047 per share. Mr. Moeller provided short term, interest free, loans to the Company at various times during the years 2009 through 2013. The amount due to Mr. Moeller on these loans as of December 31, 2013 was $7,973.

Mr. Moeller paid expenses on behalf of the Company which resulted in related party accounts payable as of December 31, 2013 in the amount of $38,738. On July 31, 2014, Mr. Moeller agreed to convert up to $200,000 in outstanding short term loans for the issuance of 4,000,000 shares of the Company’s common stock. The amount of the loan converted is $136,195. A company related to Mr. Moeller made short term advances of cash to the Company in 2014. The amount due as of December 30, 2014 was $4,562.

Effective September 11, 2014, the Company entered into two separate unsecured promissory note agreements for $20,500 each with two related parties, Dreamstar (Sam Battistone) and Dino Satallante, both beneficial interest shareholders, for working capital purposes. The loans bear interest at 6% per annum. The loans matured on September 10, 2015, and were extended to December 31, 2016.

On August 1, 2013 the Company entered into an unsecured promissory note agreement with related party and beneficial interest shareholder, Dino Satallante, for $100,000. The loan bears interest at 5%. The loan matured on July 14, 2014 and was extended to July 31, 2016. As of December 31, 2014, $100,000 was outstanding under the unsecured promissory note agreement.

The Company also assumed liabilities in connection with the reverse merger for funds advanced for working capital purposes by a related party of pre-merger CAPA for $22,254. As of December 31, 2014, this amount has been fully paid to the related party of pre-merger CAPA.

	June 30,	December 31,
	2015	2014
Due from related parties:
Dino Satallante, beneficial interest shareholder	$1,350	$1,350
Sam Battistone, beneficial interest shareholder	966	966
Stuart Scheinman, beneficial interest shareholder	2,379	–
ICONZ Art, LLC, beneficial interest shareholder	13,735	–
Klaus Moeller, related party of pre-merger CAPA and beneficial interest shareholder	91,000	91,000
Total due from related parties	$109,430	$93,316

Due to related parties:
ICONZ Art, LLC, beneficial interest shareholder	$2,014	$2,014
Klaus Moeller, related party of pre-merger CAPA	521	4,562
MSN Holding Co., beneficial interest shareholder	28,272	28,272
Premier Collectibles, beneficial interest shareholder	85	85
Stuart Scheinman, beneficial interest shareholder	–	29,341
Short-term notes payable to Dreamstar and Dino Satallante	41,000	41,000
Dino Satallante - note payable	100,000	100,000
Total due to related parties	$171,892	$205,274

As of June 30, 2015 and December 31, 2014 the amounts due to the Company from related parties for funds advanced by the Company on behalf of the related parties, Dino Satallante, Sam Battistone (Dreamstar), Stuart Scheinman, and ICONZ Art, LLC (Stuart Scheinman), all beneficial interest shareholders of the Company, for expenses totaled $18,430 and $2,316, respectively. In connection with the reverse merger management determined a contingent liability for prior years income taxes existed as of the merger date. The liability is to be reimbursed by Klaus Moeller, a related party of pre-merger CAPA and beneficial interest shareholder. This contingency has been accounted in accordance with ASC 805, which states that a liability from a contingency recognized as of the acquisition date is in the scope of ASC 450 – Contingencies, shall continue to be recognized by the acquirer at its acquisition-date fair value until resolved. As of June 30, 2015 and December 31, 2014, the contingent liability for income taxes was outstanding for $91,000.

25

As of June 30, 2015 and December 31, 2014 funds advanced from related parties, ICONZ Art, LLC (Stuart Scheinman), Klaus Moeller, MSN Holding Co. (Stuart Scheinman and Sam Battistone), Premier Collectibles (Stuart Scheinman), and Stuart Scheinman, all beneficial interest shareholders of the Company, for short-term working capital purposes totaled $30,892 and $64,274, respectively. These amounts are due on demand.

Effective September 11, 2014, the Company entered into two separate unsecured promissory note agreements for $20,500 each with two related parties, Dreamstar (Sam Battistone) and Dino Satallante, both beneficial interest shareholders, for working capital purposes. The loans bear interest at 6% per annum. The loans matured on September 10, 2015, and were extended to December 31, 2016.

On August 1, 2013 the Company entered into an unsecured promissory note agreement with related party and beneficial interest shareholder, Dino Satallante, for $100,000. The loan bears interest at 5%. The loan matured on July 14, 2014 and was extended to July 31, 2016. As of June 30 2015, $100,000 was outstanding under the unsecured promissory note agreement.

On September 28, 2015, the Company entered into an unsecured promissory note agreement for working capital purposes with an unrelated party for total proceeds of $150,000. The note matures on September 28, 2016. Interest accrues at the rate of 10% per annum and is payable monthly beginning October 28, 2016.

Director Independence

We are not subject to the listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our Board comprised of a majority of “independent directors.” None of our directors are independent as that term is defined under the Nasdaq Marketplace Rules.

Item 8.              Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

There are no pending material legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

Item 9.              Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our common stock is quoted on the over the counter pink sheets under the trading symbol “CAPA.” The following table shows the high and low last sale prices for our common shares on the pink sheets for periods indicated. The following prices reflect inter-dealer prices, without retail mark-up, mark-down or commission:

Quarter Ending	Quarter High	Quarter Low

3/31/2012	$1.65	$0.25
6/30/2012	$3.25	$0.50
9/30/2012	$1.25	$0.22
12/31/2012	$0.90	$0.22
3/31/2013	$0.50	$0.05
6/30/2013	$0.49	$0.05
9/30/2013	$0.49	$0.25
12/31/2013	$0.40	$0.20
3/31/2014	$0.20	$0.20
6/30/2014	$0.40	$0.04
9/30/2014	$0.39	$0.16
12/31/2014	$0.71	$0.15
3/31/2015	$0.60	$0.45
6/30/2015	$0.60	$0.35

26

Our transfer agent is Island Stock Transfer located at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760.

As of August 13, 2015, there were approximately 177 holders of record of the Company’s common stock.

As of August 13, 2015: (i) no shares of common stock are subject to outstanding securities convertible into common stock; (ii) 300,075,562 shares of common stock can be sold pursuant to Rule 144 under the Securities Act; and (iii) no shares of common stock are being, or has been publicly proposed to be, publicly offered by the Company.

Dividends

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

As of the date of the filing of this report, the Company does not have any equity compensation plan.

Item 10. Recent Sales of Unregistered Securities.

The transactions described in this section were exempt from securities registration as provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D as promulgated under the Securities Act for transactions not involving a public offering.

Debentures

During 2011 and 2012, the Company sold $300,000 and $40,000, respectively, of 10% convertible debentures (the “Debentures”), each of which was convertible into shares of the Company’s common stock at a rate of one (1) share per each $0.80 converted. The Company had the right to call for the conversion if the share price met or exceeded a market price of $3.25 per share. The Company made an offer to each investor for a voluntary conversion of the outstanding principal at a rate of 1 share per each $0.40 converted. Investors holding $330,000 of the Debentures agreed and on May 3, 2012, these Debentures were converted into 825,000 shares of common stock. On May 16, 2012, the market price of the Company’s shares reached $3.25 and the Company called the remaining $10,000 outstanding Debenture, resulting in an additional issuance of 12,500 shares.

Common Stock

2012

On May 3, 2012, we issued 825,000 shares of common stock to holders of Debentures with outstanding principal in the amount of $330,000 who accepted an offer to convert to common stock at a per share price of $0.40.

On May 16, 2012, we issued 12,500 shares of common stock to the holder of the remaining outstanding Debenture with a principal amount of $10,000 at the contractual conversion rate of $0.80 per share pursuant to the mandatory conversion term of the Debenture taking effect when the market price of the Company’s common stock was $3.25.

On September 27, 2012, we issued 20,000 shares of common stock to an accredited investor for $16,000 in cash, or a per share price of $0.80.

In October 2012, we issued an aggregate of 50,000 shares of common stock to accredited investors in consideration for an aggregate investment of $15,000 in cash, a per share price of $0.30.

On November 20, 2012, we issued 600,000 shares of common stock to an accredited investor for cash of $150,000 at a per share price of $0.25. The funds were paid to the estate of Frank Worth as part of the acquisition cost for the rights to the photographs owned by the estate.

On November 20, 2012, we issued 60,000 shares of common stock to an accredited investor in consideration for an investment of $10,000 in cash, or $0.167 per share.

On December 28, 2012, we issued 40,000 shares of common stock to an accredited investor in consideration for an investment of $10,000 in cash, or $0.25 per share.

27

2013

During March and August, 2013, the Company conducted a private placement offering to certain accredited investors. As a result of the offering, the Company received subscriptions in the total amount of $125,000 and 500,000 shares were issued.

On October 21, 2013, we issued 200,000 shares of common stock in exchange for commissions related to the acquisition of the rights to photographs owned by the Frank Worth Estate with a valuation of $220,000, or $1.10 per share.

2014

On February 1, 2014, we issued 500,000 shares of common stock valued at a market price of $0.20 for a value of $100,000 to a consultant pursuant to a consulting agreement whereby we may also issue 3,500,000 shares for the introduction of a strategic business partner to the Company. On each of August 29, 2014 and October 15, 2014, 875,000 shares were issued at a market price of $0.16 per share. On November 24, 2014, an additional issuance of 875,000 shares was made with a market price of $0.20 per share. A final issuance of 875,000 shares is due to be issued in 2015.

In February 2014, we issued an aggregate of 1,000,000 shares of common stock to consultants as compensation for services valued at $200,000, or $0.20 per share.

In February 2014, we issued 3,380,000 shares of common stock to directors and employees as compensation for their services rendered at a market price of $0.20 per share.

On February 7, 2014, we issued 400,000 shares of common stock a market price of $0.20 to Norman Solomon, a former officer of the Company, and $440,000 of accrued expenses were extinguished.

On February 7, 2014 we issued 4,000 shares of common stock as a charitable donation valued at $800, or $0.20 per share.

In July 2014, we issued 8,000,000 shares of common stock to Klaus Moeller upon the conversion of a promissory note and short term loans made to the Company. (For further details, see “Certain Relationships and Related Transactions.”)

In July 2014, an employee agreed to convert outstanding amounts recorded as accounts payable in the aggregate amount of $8,183.21 to 163,664 shares of common stock at a conversion rate of $0.05 per share. The market price of the shares on the date of the agreement was $63,828, or $0.39 per share.

On August 1, 2014, we issued 200,000 shares of common stock to a consultant for services valued at $78,000, or $0.39 per share.

On August 1, 2014, we agreed to issue 20,000,000 shares of common stock for $1,000,000 in cash, or $0.05 per share, with payment made in four tranches of $250,000 each on specific dates. On August 29, 2014 and October 15, 2014, payments were received and 5,000,000 shares were issued on each date. On November 24, 2014, an additional payment of $200,000 was received and 4,000,000 shares were issued.

On August 14, 2014, we issued 2,000,000 shares of common stock for a consulting contract with a term of twelve (12) months valued of the services is $320,000, or $0.16 per share.

On August 15, 2014, we issued 100,000 shares of common stock to a consultant for services valued at $16,000, or $0.16 per share.

On August 16, 2014, we executed a consulting agreement for strategic management services payable with up to 5,500,000 shares of the Company’s common stock over the term of the agreement. On each of August 29, 2014 and October 15, 2014, the Company issued 1,375,000 shares with a value of $220,000, or $0.16 per share. On November 24, 2014, the Company issued 1,100,000 shares valued at $220,000, or $0.20 per share.

On September 3, 2014, we issued 250,000 shares of common stock for legal services with a value of $40,000, or $0.16 per share.

On September 30, 2014, an officer and director of the Company agreed to convert $10,574 of expenses incurred by him on behalf of the Company to 211,472 shares of common stock, a conversion rate of $0.05 per share. The market value of the stock issuance was $82,474, or $0.39 per share on the date of the agreement.

On October 8, 2014, we issued 256,400,226 shares of common stock pursuant to the MSN Purchase Agreement.

28

Item 11.            Description of Registrant’s Securities to be Registered.

The Company’s authorized capital stock of 500,000,000 consists of (i) 450,000,000 shares of common stock, par value $0.001 and (ii) 50,000,000 shares of preferred stock, par value $0.001. As of February 10, 2015, there are 311,973,283 shares of the Company’s common stock issued and outstanding.

The holders of common stock are entitled to one non-cumulative vote for each share held on all matters submitted to a vote of stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. Upon a liquidation, dissolution or winding up the Company, the holders of common stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, and subject further only to the prior rights of any outstanding preferred stock.

The holders of common stock have no preemptive, subscription, redemption or sinking fund conversion rights. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Our certificate of incorporation  provides that our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof.

Item 12.            Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

29

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 13.            Financial Statements and Supplementary Data.

The financial statements of the Company begin on Page F-1.

Item 14.            Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None, except for any changes due to the change in accounting firms and related to the reclassification of the MSN transaction to a reverse merger.

The Board of Directors approved the decision to change accounting firms based on the recommendation of the Chief Executive Officer. The Company does not have an audit committee or similar committee. Thus, as stated, the Board of Directors discussed and approved the change in accounting firms. More importantly, the change was due to the prior accounting firm, HJ Associates & Consultants, LLP, classifying the reverse merger as an asset purchase and not a reverse merger, to which the SEC disagreed. HJ Associates & Consultants, LLP was the accounting firm for the Company pre-merger. The new firm, Eide Bailly LLP, was the accounting firm for MSN prior to the merger, and was familiar with the reverse merger transaction. There were no adverse opinions by the prior firm or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. The prior firm stands behind its classification of the transaction as discussed with the Board of Directors. The new firm agrees that it is a reverse merger and as a result has reclassified the financial statements for the prior years of 2013 and 2014. This was merely a difference of opinions between the accounting firms. The prior firm has been cooperating fully with the Company and the new firm. Eide Bailly LLP was retained April 21, 2015, as indicated in the financial statements filed with the First Amendment to the Form 10.

The Company has supplied the former accountants, HJ Associates & Consultants, LLP, with the disclosures we are making to date, as again, they were aware of the issue, which was solely the reverse, and have fully cooperated with our new accountants, Eide Bailly LLP, and the Company, and are fully aware of all public filings made since their termination. As this was not a dismissal, but merely a change in firms due to the disagreement of the reverse merger classification, the Company did not previously request a letter addressed to the SEC from HJ Associates & Consultants, LLP stating whether HJ Associates & Consultants, LLP agrees with the above statements. The Company has done simultaneously with this filing, and is awaiting a response. Once received, the Company will file a further amendment to the Form 10. The Company has authorized the former accountant to respond fully to the inquiries of the successor accountant concerning the subject matter of each of such disagreements.

The new accounting firm has advised the Company that new internal controls are necessary for the Company to develop reliable financial statements, and have been working with the Company on such matters. The new accountants have been working with the Company and its management with no change in scope of the audit or reviews.

30

Item 15.            Financial Statements and Exhibits.

(a) Financial Statements

(b) The exhibits listed below have been filed by the Company under prior filings.

Exhibit
Number	Description

3.01	Certificate of Incorporation, dated September 20, 2004

3.02	Certificate of Amendment to Certificate of Incorporation, dated December 2, 2004

3.03	Certificate of Amendment to Certificate of Incorporation, dated February 11, 2005

3.04	Certificate of Amendment to Certificate of Incorporation, dated April 30, 2007

3.05	Certificate of Amendment to Certificate of Incorporation, dated December 7, 2009

3.06	Certificate of Amendment to Certificate of Incorporation, dated April 28, 2011

3.07	Bylaws

10.01	Promissory Note Issued to K. Moeller, dated September 15, 2009

10.02	Amendment to Promissory Note Issued to K. Moeller, dated September 15, 2011

10.03	Amendment to Promissory Note Issued to K. Moeller, dated September 14, 2013

10.04	Membership Interest Purchase Agreement by and between the Members of Capital Art, LLC and Gleeworks, Inc., dated April 25, 2011

10.05	Memorandum of Understanding by and between the Estate of Frank Worth and Capital Art, Inc., dated October 10, 2011

10.06	Photographic Reproduction and Marketing Rights Agreement by and between Capital Art, Inc. and the Estate of Frank Worth, dated November 18, 2011

10.07	Purchase Agreement by and among Capital Art, Inc., International Images Ltd. and Birchley Limited, dated December 21, 2011

10.08	Deed of Variation by and among Capital Art, Inc., International Images Ltd. and Birchley Limited, dated February 28, 2013

10.09	Form of Securities Purchase Agreement (10% Convertible Debentures)

10.10	Form of 10% Convertible Debenture (Expiring December 2015)

10.11	Asset Purchase Agreement by and between Capital Art, Inc. and Movie Star News, LLC, dated October 8, 2014

10.12	Asset Purchase Agreement, between Globe Photos, Inc. and Capital Art, Inc., effective July 22, 2015

21	Subsidiaries

31

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf buy the undersigned, thereunto duly authorized.

Date: March 28, 2016

CAPITAL ART, INC.

By:	/s/ Sean Goodchild
Sean Goodchild
Chief Executive Officer

32

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Accounting Firm	F–2

Audited Financial Statements:

Consolidated Balance Sheets as of December 31, 2014 and 2013	F–3

Consolidated Statements of Operations for the years ended December 31, 2014 and 2013	F–4

Consolidated Statement of Shareholders’ Equity (Deficit) for the years ended December 31, 2014 and 2013	F–5

Consolidated Statements of Cash Flows for the years ended December 31, 2014 and 2013	F–6

Notes to the Consolidated Financial Statements	F–7

Condensed Consolidated Balance Sheets as of June 30, 2015 (unaudited) and December 31, 2014	F–21

Condensed Consolidated Statements of Operations for the six months ended June 30, 2015 and June 30, 2014	F-22

Condensed Consolidated Statement of Changes in Shareholders’ Equity for the year ended December 31, 2014 (audited) and for the six months ended June 30, 2015 (unaudited)	F–23

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2015 and June 30, 2014 (unaudited)	F–24

Notes to the Consolidated Financial Statements	F–25

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Capital Art, Inc.

Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Capital Art, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders’ equity, and cash flows for years ended December 31, 2014 and 2013. Capital Art, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capital Art, Inc. as of December 31, 2014 and 2013, and the results of its consolidated operations and its consolidated cash flows for the years period ended December 31, 2014 and 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company suffered losses from operations and had negative cash flows from operating activities during the year ended December 31, 2014 and as of December 31, 2014, the Company had a working capital deficit. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah

September 17, 2015

www.eidebailly.com

5 Triad Center, Ste. 600 | Salt Lake City, UT 84180-1106 | T 801.532.2200 | F 801.532.7944 | EOE

F-2

CAPITAL ART, INC.

CONSOLIDATED BALANCE SHEETS

	12/31/2014	12/31/2013
ASSETS
Current Assets:
Cash	$340,523	$20,919
Accounts receivable	13,691	4,316
Inventory	59,034	64,237
Stock subscription receivable	300,000	–
Due from related parties	93,316	16,458
Prepaid expenses and other	9,613	4,628
Total current assets	816,177	110,558

Archival images, and property and equipment, net	3,341,552	541,176

Security deposits	6,356	6,356
TOTAL ASSETS	$4,164,085	$658,090

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$108,694	$27,241
Accrued liabilities	650,031	414
Due to related parties	64,274	28,675
Short-term notes payable to related parties	41,000	–
Total current liabilities	863,999	56,330

Related party note payable	100,000	100,000
Total liabilities	963,999	156,330

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; none issued and outstanding at December 31, 2014 and 2013	–	–
Common stock, $0.0001 par value; 450,000,000 shares authorized; 311,973,283 and 256,400,226 shares issued and outstanding at December 31, 2014 and 2013, respectively	31,197	25,640
Additional paid-in capital	3,239,961	466,865
Common stock subscribed	300,000	–
Retained (deficit) earnings	(371,072)	9,255
Total Shareholders’ equity	3,200,086	501,760
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,164,085	$658,090

The accompanying notes are an integral part of the consolidated financial statements.

F-3

CAPITAL ART, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2014	2013

Revenues	$254,926	$533,360

Cost of revenues	173,841	176,602
Gross profit	81,085	356,758

Operating expenses:
Product development, sales and marketing	92,545	81,510
General and administrative	429,099	171,684
Depreciation expense	144,486	58,162
Total operating expenses	666,130	311,356

(Loss) income from operations	(585,045)	45,402

Other income (expense):
Interest income	36	–
Gain on bargain purchase	214,035	–
Interest expense	(9,353)	(2,061)
Total other income (expense)	204,718	(2,061)

Net (loss) income before income taxes	(380,327)	43,341

Income taxes	–	–

Net (loss) income	$(380,327)	$43,341

Basic and diluted (loss) income per common share	$–	$–

Weight average basic and diluted shares outstanding	268,407,275	256,400,226

The accompanying notes are an integral part of the consolidated financial statements.

F-4

CAPITAL ART, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2014 and 2013

	Ordinary Shares		Common Stock		Additional Paid-in	Common Stock	Retained Earnings	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Subscribed	(Deficit)	Equity
BALANCE DECEMBER 31, 2012	256,400,226	$25,640	–	$–	$566,865	$–	$(34,086)	$558,419

Distributions to members	–	–	–	–	(100,000)	–	–	(100,000)
Net income	–	–	–	–	–	–	43,341	43,341
BALANCE DECEMBER 31, 2013	256,400,226	25,640	–	–	466,865	–	9,255	501,760

Reverse merger acquisition	(256,400,226)	(25,640)	256,400,226	25,640	–	–	–	–
Outstanding shares of CAPA at the time of the reverse merger			42,348,057	4,235	2,113,168	–	–	2,117,403
Common shares issued for services	–	–	4,225,000	422	210,828	–	–	211,250
Common shares issued for cash	–	–	9,000,000	900	449,100	–	–	450,000
Common shares subscribed	–	–	–	–	–	300,000	–	300,000
Net loss	–	–	–	–	–	–	(380,327)	(380,327)
BALANCE DECEMBER 31, 2014	–	$–	311,973,283	$31,197	$3,239,961	$300,000	$(371,072)	$3,200,086

The accompanying notes are an integral part of the consolidated financial statements.

F-5

CAPITAL ART, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(380,327)	$43,341
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	144,486	58,162
Stock-based and other compensation to non-employees	211,250	–
Gain on bargain purchase	(214,035)	–
Changes in assets and liabilities, net of reverse merger:
Accounts receivable	7,805	(2,698)
Inventory	5,203	8,057
Prepaid expenses and other	(3,485)	5,826
Security deposits	–	150
Accounts payable	64,999	21,675
Accrued liabilities	(37,647)	414
Net cash (used in) provided by operating activities	(201,751)	134,927

Cash flows from investing activities:
Cash acquired in reverse merger	177,730	–
Purchase of archival images, property and equipment	(174,862)	(87,032)
Net cash provided by (used in) investing activities	2,868	(87,032)

Cash flows from financing activities:
Short-term advances related parties, net	27,487	(31,482)
Proceeds from sale of common stock	450,000	–
Distributions to Movie Star News, LLC Members	–	(100,000)
Proceeds from notes payable to related parties	41,000	100,000
Net cash provided by (used in) financing activities	518,487	(31,482)

Net increase in cash	319,604	16,413

Cash at beginning of year	20,919	4,506

Cash at end of year	$340,523	$20,919

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$9,019	$1,647

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
Accrued liability for addition of Frank Worth Collection to archival images and property & equipment (Note 5)	$135,000	$–

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Common stock subscribed and receivable	$300,000	$–

SUPPLEMENTAL CASH FLOW INFORMATION – REVERSE MERGER:
Fair value of current assets acquired, excluding cash	$18,680	$–
Fair value of Frank Worth Collection acquired	$2,635,000	$–
Fair value of related party receivables acquired, net	$68,746	$–
Fair value of liabilities assumed	$568,718	$–

The accompanying notes are an integral part of the consolidated financial statements.

F-6

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS OPERATIONS

Capital Art, Inc. (formerly Movie Star News, LLC) (the “Company”) sells and manages classic and contemporary, limited edition photographic images and reproductions, with a focus on iconic celebrity images. The Company also makes available images for publications and merchandizing. The Company aims to become a leading global photography marketing and distribution company by acquiring rights and ownership to collections of rare iconic negatives and photographs, and to establish worldwide wholesale and retail sales channels.

Movie Star News, LLC (“MSN”) was organized in the state of Nevada on August 29, 2012 as a limited liability company to acquire the assets of Kramer Productions, Inc. d/b/a Movie Star News, a New York institution since 1939 that was credited for creating the concept of “pin-up art”, The acquisition resulted in MSN holding one of the largest and most diverse collections of Hollywood photographs in the world of over 3 million Hollywood-related posters, vintage photographs and original negatives.

Capital Art, Inc. (“CAPA”), formed in the state of Delaware on April 26, 2007 along with its wholly owned subsidiary, Capital Art, LLC (collectively “CAPA” or “pre-merger CAPA”) formed in the state of California on January 24, 2011, owned rare iconic celebrity images, including the rights to the Frank Worth Collection. The Frank Worth Collection comprises of an extensive collection of Marilyn Monroe, James Dean and other iconic photographs, many rare and never seen that were accumulated over a period of 60 years.

Reverse Merger

On October 8, 2014, CAPA entered into an Asset Purchase Agreement with Movie Star News, LLC . The Agreement was effectively a contract to merge the three companies to combine assets of rare images. No consideration was transferred in connection with the agreement.

After giving effect to the acquisition and the issuance 256,400,226 shares of Capital Art, Inc. common stock to the former members of MSN, combined with 42,348,057 shares of common stock of pre-merger CAPA, the combined company had 298,748,283 shares of common stock issued and outstanding, resulting in the shareholders of pre-merger CAPA collectively owning approximately 14%, and the former MSN members owning approximately 86%, of the outstanding common stock of the Company. MSN was determined to be the accounting acquirer since its former members has majority control of the common stock, the majority members of the board of directors, and comprise the executive officers of the Company after the merger was to be consummated. Thus, for accounting purposes the merger has been accounted for as a reverse acquisition with MSN as the accounting acquirer (legal acquiree) and CAPA as the accounting acquiree (legal acquirer and the registrant).

In accordance with reverse acquisition accounting, the historical consolidated financial statements of the registrant will become those of MSN, with the equity of MSN retroactively adjusted to reflect the equity structure of MSN treated for accounting purposes as the acquirer. The results of CAPA are included from October 8, 2014 and thereafter. Thus, the footnote discussions in the accompanying consolidated financial statement relates to the historical business and operations solely of MSN, unless indicated. As of the acquisition date, MSN allocated the deemed purchase price consideration to the tangible assets acquired and liabilities assumed from CAPA at their estimated fair values, with a gain on bargain purchase recorded in the consolidated statements of operations. See Note 3 – Reverse Merger.

Going Concern

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Management evaluated all relevant conditions and events that are reasonably known or reasonably knowable, in the aggregate, as of the date the consolidated financial statements are issued and determined that substantial doubt exists about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. The Company has not generated sufficient revenues from product sales to provide sufficient cash flows to enable the Company to finance its operations internally. As of December 31, 2014, the Company had $340,523 cash on hand. At December 31, 2014 the Company has a retained deficit of $371,072. For the year ended December 31, 2014 the Company had a loss from operations of $380,327 and cash used in operations of $201,751. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

F-7

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Over the next twelve months after the date that the financial statements are available to be issued, the Company intends to invest its working capital resources in sales and marketing in order to increase the distribution and demand for its products. If the Company fails to generate sufficient revenue and obtain additional capital to continue at its expected level of operations, the Company may be forced to scale back or discontinue its sales and marketing efforts. However, there is no guarantee the Company will generate sufficient revenues or raise capital to continue operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements represent the results of operations, financial position and cash flows of Capital Art, Inc. prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America. The consolidated financial statements include the financial statements of the Company, and its 100% owned subsidiary Capital Art, LLC. All inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company measures fair value in accordance with Accounting Standards Codification (“ASC”) 820 – Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of December 31, 2014, or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable to related parties approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at December 31, 2014 and 2013.

F-8

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. As of December 31, 2014 and 2013, the Company had no assets and liabilities measured at fair value on a recurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. On October 8, 2014 CAPA entered into an Asset Purchase Agreement with MSN. For accounting purposes the merger has been accounted for as a reverse acquisition. The fair value of assets acquired and liabilities assumed were based on historical values due to their relatively short maturities. The estimated fair value of the Frank Worth Collection acquired in the reverse merger was determined under Level 2 inputs. See Note 3 – Reverse Merger for the Company’s determination of fair value of assets acquired and liabilities assumed.

Accounts receivable, net

The Company sells its products through various means, including distributors, auction houses, and via the internet. The Company also licenses its images to third parties for which royalty income is received by the Company. The Company continually monitors the collectability of its trade accounts receivables based on a combination of factors, including the aging of the accounts receivable, historical experience, and other currently available evidence and provides for an allowance for doubtful accounts equal to estimated uncollectible amounts based on historical collection experience and a review of the current status of trade accounts receivable. No allowance for uncollectible accounts or bad debt expense has been recorded for the years ended December 31, 2014 and 2013.

Inventory

The Company’s inventory comprises of rare photos of movie stars and other famous people. Direct labor and raw material costs associated with the process of making the photos available for sale are also included in inventory at cost. These costs are expensed to cost of sales pro-ratably as sold.

Archival Images, and Property and Equipment

Archival images, and property and equipment are recorded at cost for purchases over $500, and depreciated using the straight-line method over the estimated useful lives ranging from three to ten years. The Company capitalizes direct costs associated with improvements to archival images, and property and equipment in accordance with ASC 360 – Property, Plant, and Equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful life or the term of the related lease. Expenditures for ordinary repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In such situations, long-lived assets are considered impaired when future undiscounted cash flows resulting the use of the asset and its eventual disposition are less than the asset’s carrying amount. In such situations, the asset is written down to the present value of the estimated future cash flows. Factors that are considered when evaluating long-lived assets for impairment include a current expectation that it is more likely than not that the long-lived asset will be sold significantly before the end of its useful life, a significant decrease in the market price of the long-lived asset, and a change in the extent of manner in which the long-lived asset is being used. Based on management’s assessment there were no impairments at December 31, 2014 and 2013.

Stock-based Compensation

The Company recognizes stock-based compensation issued to employees in accordance with ASC 718 – Compensation: Stock Compensation, based on the fair value of the equity instrument in exchange for employee services and the resulting recognition of compensation expense.

The Company’s accounts for stock-based payment transactions with nonemployees for services in accordance with ASC 50-550 Equity: Equity-based Payments to Non-Employees. If the fair value of the services received in a stock-based payment with nonemployees is more reliably measureable than the fair value of the equity instrument issued, the fair value of the services received is used to measure the transaction. Conversely, if the fair value of the equity instruments issued in a stock-based transaction with nonemployees is more reliably measureable than the fair value of the consideration received, the transaction is measured at the fair value of the equity instruments issued. The Company recognizes an increase in equity or a liability, depending on whether the equity instruments granted have satisfied the equity or liability classification criteria.

F-9

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

The Company recognizes revenue related to product sales when (i) the seller’s price is substantially fixed, (ii) shipment has occurred causing the buyer to be obligated to pay for product, (iii) the buyer has economic substance apart from the seller, and (iv) there is no significant obligation for future performance to directly bring about the resale of the product by the buyer as required by ASC 605 – Revenue Recognition. Cost of sales, rebates and discounts are recorded at the time of revenue recognition or at each financial reporting date.

The Company’s other revenue represent payments based on net sales from brand licensees for content reproduction rights. These license agreements are held in conjunction with third parties that are responsible for collecting fees due and remitting to the Company its share after expenses. Revenue from licensed products is recognized when realized or realizable based on royalty reporting received from licensees. Revenues from royalties as of December 31, 2014 and 2013 were insignificant.

Shipping and Handling

The Company records shipping and handling expenses in the period in which they are incurred and are included in Cost of revenues.

Advertising

The expenses the cost of advertising, including promotional expenses, as incurred. Advertising expenses for the twelve months ended December 31, 2014 and 2013 was $11,076 and $6,407, respectively.

Income Taxes

The Company’s calculation of its tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. The Company recognizes tax liabilities for uncertain tax positions based on management’s estimate of whether it is more likely than not that additional taxes will be required. The Company had no uncertain tax positions as of December 31, 2014 and 2013.

Deferred income taxes are recognized in the consolidated financial statements for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, differences in depreciation methods of archived images, and property and equipment, stock-based and other compensation, and other accrued expenses. A valuation allowance is established when it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

Until the merger date, MSN, a Nevada Limited Liability Company, was taxed as a limited liability company and, as such, any profit or loss from operations flowed directly to the members who were responsible for payment of any federal and state income tax. MSN was only required for payment of minimum business and filing income tax costs. The Company has not included any pro forma income tax information as if the Company were a tax paying entity for the year ended December 31, 2013, any pro forma tax provision on the loss before income taxes would be offset by a valuation allowance for the delated deferred tax asset as it would be more likely than not that the future tax benefits will not be realized.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability for U.S., or the various state jurisdictions, may be materially different from management’s estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities. Interest and penalties are included in tax expense.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operation in the provision for income taxes. As of December 31, 2014 and 2013, the Company had no accrued interest or penalties related to uncertain tax positions. Pre-merger CAPA has not filed federal and state income tax returns for tax years 2011 through 2013. Management determined a liability contingency for income taxes existed as of the merger date exists for $91,000. The liability is to be reimbursed by a related party of pre-merger CAPA. See Note 3 – Reverse Merger.

F-10

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of Credit Risk and Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

The Company’s cash balances are placed at financial institutions, which at times, may exceed federally insured limits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

For the twelve months ended December 31, 2014, no customers accounted for over 10% of total revenues. For twelve months ended December 31, 2013, revenues from two customers comprised 28% and 19% of the Company’s total revenue, of which one customer accounting for 19% was a related party of the Company. See Note 8 – Related Party Transactions. Accounts receivable balances from customers as of December 31, 2014 and 2013 were not material to the Company’s consolidated financial statements. There is significant financial risk associated with a dependence upon a small number of customers which could have an adverse effect on the Company’s future consolidated financial statements if these customers were to leave.

Basic and Diluted Income and Loss per Share

The Company computes income and loss per share in accordance with ASC 260 - Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the consolidated statements of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. Diluted EPS excludes all dilutive potential shares if their effect is antidilutive. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive.

A reconciliation of weighted-average basic shares outstanding to weighted-average diluted shares outstanding follows:

	For the Year Ended December 31,
	2014	2013
Basic weighted average common shares outstanding	268,407,275	256,400,226
Effect of dilutive securities	–	–
Diluted weighted average common and potential common shares outstanding	268,407,275	256,400,226

At December 31, 2014, 8,525,000 shares are reserved in connection with the Stock Purchase Agreement dated August 14, 2014, the Frank Worth Estate agreement entered into on November 12, 2014, and consulting agreements dated February 1, 2014 and August 15, 2014. See Note 9 – Shareholders’ Equity. These were excluded from the calculation of diluted earnings per share as their effect was anti-dilutive. There were no dilutive securities at December 31, 2013.

F-11

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09 – Revenues from Contracts with Customers, which introduces a new five-step framework for revenue recognition. The core principle of the standard is that entities should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled for those goods or services. The ASU also requires enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The standard is effective for annual reporting periods after December 15, 2016. . Management does not believe the adoption of ASU 2014-09 will have a material impact on the Company’s consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory. ASU No. 2015-11 clarifies that inventory should be held at the lower of cost or net realizable value. Net realizable value is defined as the estimated selling price, less the estimated costs to complete, dispose and transport such inventory. ASU No. 2015-11 will be effective for fiscal years and interim periods beginning after December 15, 2016. ASU No. 2015-11 is required to be applied prospectively and early adoption is permitted. The Company is currently in the process of evaluating the impact of adoption on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements–Going Concern, (Subtopic 204-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU requires management to evaluate each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Management does not believe the adoption of ASU-2014-15 will have a material effect on the consolidated financial statements.

3. REVERSE MERGER

On October 8, 2014, CAPA entered into an Asset Purchase Agreement with MSN, a Nevada Limited Liability Company, whereby the former members of MSN received 256,400,226 (86%) shares of common stock. Combined with 42,348,057 (14%) outstanding shares of common stock of pre-merger CAPA, the combined company had 298,748,283 shares of common stock issued and outstanding at the date of the merger. Thus, for accounting purposes the merger has been accounted for as a reverse acquisition with MSN as the accounting acquirer (legal acquiree) and CAPA as the accounting acquiree (legal acquirer and the registrant).

The Company determined the fair value of consideration effectively transferred in connection with the reverse merger in accordance with ASC 805, whereas as the accounting acquirer (MSN) is required to calculate a hypothetical amount of consideration it would have transferred to the accounting acquiree (CAPA) to obtain the same percentage ownership interest in the combined entity that results from the transaction. Under reverse acquisition accounting, as the accounting acquirer, MSN is deemed (for accounting purposes only) to have issued 42,348,057 shares with an aggregate value at the merger date of $2,117,403 based on estimated fair value of $0.05 per share.

The Company determined the fair value of its common stock in accordance with the guidance in ASC 820 - Fair Value Measurement. ASC 820 states fair value is based on market prices or market inputs, not based on entity-specific measurements. In conducting its analysis of the fair value of the Company’s common stock, the Company noted that CAPA stock is traded on the OTC market, but is not widely traded, thus the Company determined that the OTC market is not a reliable measure of the fair value of the Company’s common stock. Instead the Company determined fair value of its common stock based on recent substantial sales and determined the fair value of its common stock to be $0.05 per share.

F-12

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The total purchase price allocation was allocated to identifiable tangible assets deemed acquired, and liabilities assumed, of CAPA in the merger, based on their estimated fair values. The estimated fair values were determined from information that was available at the merger date. The Company believes that the information available provided a reasonable basis for estimating the fair values. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed:

Amount
Asset consideration allocation:
Cash	$177,730
Accounts receivable	17,180
Fair value of related party receivables acquired, net	68,746
Prepaid expenses and other	1,500
Frank Worth Collection	2,635,000
Accounts payable	(16,788)
Stock-based compensation due non-employees	(165,625)
Fair value of limited edition prints due to consultant	(250,000)
Royalties due Frank Worth Estate	(37,500)
Contingent liability for income taxes	(91,000)
Other accrued liabilities	(7,805)
Gain on bargain purchase	(214,035)
Total acquisition consideration	$2,117,403

The excess of fair value of acquired net assets over the acquisition consideration resulted in a gain on a bargain purchase. In accordance with ASC 805, the Company reassessed whether all acquired assets and assumed liabilities have been identified and recognized, and performed re-measurements to verify that the consideration effectively transferred, assets acquired, and liabilities assumed have been properly valued, and determined a gain on bargain purchase of $214,035 in connection with the reverse merger.

In determining the acquisition date estimated fair value of the Frank Worth Collection, which comprises of rare photographs and negatives of famous people, such as Marilyn Monroe and James Dean, the Company retained an independent third party valuation expert that specializes in appraising photographer’s estates and photographic archives of both fine art photographers and commercial photographers. Based on this appraisal, management determined the fair market value of the images in an orderly liquidation value, less 15% seller’s fee, to be $2,635,000.

In connection with the reverse merger, the Company determined a liability contingency for income taxes existed as of the merger date. The liability is to be reimbursed by a related party of pre-merger CAPA. This contingency has been accounted in accordance with ASC 805, which states that a liability from a contingency recognized as of the acquisition date is in the scope of ASC 450 – Contingencies, is not acquired or assumed in a business combination, shall continue to be recognized by the acquirer at its acquisition-date fair value. At of the merger date, contingent liability for income taxes totaled $91,000 which has been accounted for in accrued liabilities and due from related party in the total acquisition consideration.

F-13

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following net sales and net loss of CAPA prior to the October 8, 2014 merger with MSN is included in the following unaudited pro forma net sales and net loss of the combined entity had the acquisition been completed on January 1, 2013:

	For the Year Ended December 31,
	2014	2013
(Unaudited)

Supplement pro forma combined results of operations:

Net sales	$389,018	$533,360
Net loss	(1,525,665)	(302,902)
Basic and diluted loss per common share	$–	$

The unaudited pro forma information includes depreciation expense for the Frank Worth Collection as if the acquisition of the combined entity had been completed on January 1, 2013. The unaudited pro forma information excludes the gain on bargain purchase from the merger transaction which has been added back for the year ended December 31, 2014.

The unaudited pro forma condensed consolidated financial results have been prepared for illustrative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisition occurred on the first day of the earliest period presented, or of future results of the consolidated entities. The unaudited pro forma condensed consolidated financial information does not reflect any operating efficiencies and cost savings that may be realized from the integration of the acquisition.

4.            ARCHIVAL IMAGES, AND PROPERTY AND EQUIPMENT

Archival images, and property and equipment as of December 31, 2014 and 2013 comprise of the following:

	December 31,		Estimated
	2014	2013	Useful Lives
Frank Worth Collection	$2,770,000	$–	10 years
Other archival images	676,215	549,044	10 years
Leasehold improvements	12,446	11,062	7 years
Computer and other equipment	40,204	20,252	3 – 5 years
Furniture and fixtures	56,416	30,061	7 years
	3,555,281	610,419
Less accumulated deprecation	(213,729)	(69,243)
Total archival images, property and equipment, net	$3,341,552	$541,176

5.            FRANK WORTH COLLECTION

On November 8, 2011, pre-merger CAPA entered into Photographic Reproduction and Marketing Rights Agreement with the Estate of Frank Worth (the “Estate”), the Estate granted to pre-merger CAPA exclusive global reproduction rights to all negatives, prints, products and other materials from the Frank Worth collection, including the use of the Frank Worth Seal, Frank Worth’s name, likeness, publications and biography, plus merchandising and product selling rights as well as exclusive rights to the signature of the Frank Worth Estate’s executor (the “Executor”) in conjunction with any and all Certificates of Authenticity printed by the Company that accompany limited edition prints (the “Frank Worth Archive”). In consideration for the continued exclusive rights, the Company agreed to pay the Estate monthly royalties of 7.5% of all net sales, with an annual minimum guarantee of $50,000. In June 2014, the Estate agreed to a reduced minimum royalty guarantee payment for 2014 to the amount of $30,000 for each year. The Agreement also granted pre-merger CAPA the right to buyout the exclusive agreement from the Frank Worth Estate at any time for $250,000.

On November 12, 2014, the Estate agreed to accept $155,000 and 200,000 common shares, with a fair value of $0.05 per share ($10,000), of the Company’s common stock. See Note 9 – Shareholders’ Equity. $30,000 was payable on execution in connection with 2014 royalties, and the remainder of $125,000 and 200,000 ($10,000) shares of common stock is payable on or before May 31, 2015, in exchange for sole and exclusive, world-wide, royalty free rights to all negatives, prints, products and other materials the Company possesses including the use of the Frank Worth seal, Frank Worth’s name, likeness, publications and biography plus merchandising and selling rights. The Company capitalized $135,000 in accordance with ASC 360-Property, Plant and Equipment, in the consolidated balance sheets as Archival Images, and Property and Equipment. Upon payment of cash and common stock, the Company is relieved of all future financial and royalty obligations under the agreement.

F-14

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2014, the consolidated balance sheets include accrued liabilities in connection with the agreement of $165,000, which comprises of $155,000 cash per the agreement and 200,000 ($10,000) shares of common stock. $30,000 due under the agreement for royalties was paid in January 2015. See Note 11 – Subsequent Events.

6. ACCRUED LIABILITIES

 Accrued liabilities at December 31, 2014 and 2013 comprise of the following:

	December 31,
	2014	2013
Accrued payroll and related	$8,242	$–
Accrued management fee due to related party	5,781	–
Due to Frank Worth Estate (Note 5)	135,000	–
Interest payable to related parties	748	414
Accrued royalties due to Frank Worth Estate	30,000	–
Stock-based compensation due to non-employees	126,250	–
Fair value of limited edition prints due to consultant	250,000	–
Contingent liability for taxes assumed in reverse merger	91,000	–
Other	3,010	–
Total accrued liabilities	$650,031	$414

On August 15, 2014, pre-merger CAPA entered into a four-month agreement for strategic management services with a consultant. In connection with the agreement, the consultant is to receive compensation of 5,500,000 shares of the Company’s common stock (See Note 9 – Shareholders’ Equity) and limited edition photographs for aggregate retail fair value of $250,000. The prints were earned upon execution of the agreement, and have not been delivered as of December 31, 2014.

7. NOTES PAYABLE TO RELATED PARTIES

On August 1, 2013 the Company entered into an unsecured Promissory Note agreement with a related party for $100,000. The loan bears interest at 5%. The loan matured on July 14, 2014 and was extended to July 31, 2016. For the twelve months ended December 31, 2014 and 2013 total interest expense under the agreement was $5,061 and $2,061, respectively.

Effective September 11, 2014 the Company entered into two separate unsecured promissory note agreements for $20,500 each with two related parties for working capital purposes. The loans bear interest at 6% per annum and mature on September 10, 2015. Total interest expense in connection with the two unsecured promissory note agreements for the twelve months ending December 31, 2014 was $748.

As of December 31, 2014 and 2013, interest payable due to the related party in connection with the unsecured promissory note agreements with related parties as of December 31, 2014 and 2013, was $748 and $414, respectively, and is included in accrued liabilities in the Company’s consolidated balance sheets.

8. RELATED PARTY TRANSACTIONS

Due From/To Related Parties

As of December 31, 2014 and 2013 amounts due to the Company from related parties for funds advanced by the Company on behalf of related parties totaled $2,316 and $16,458, respectively. As of December 31, 2014 and 2013 funds advanced from related parties for short-term working capital purposes totaled $64,274 and $28,675, respectively. These amounts have been included in the consolidated balance sheets as current assets due from related parties and current liabilities due to related parties, respectively, and are due on demand.

F-15

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In connection with the reverse merger management determined a contingent liability for prior years income taxes existed as of the merger date. The liability is to be reimbursed by a related party of pre-merger CAPA. This contingency has been accounted in accordance with ASC 805, which states that a liability from a contingency recognized as of the acquisition date is in the scope of ASC 450 – Contingencies, shall continue to be recognized by the acquirer at its acquisition-date fair value until resolved. As of December 31, 2014 the contingent liability for income taxes was outstanding for $91,000 which has been included in accrued liabilities and due from related party in the Company’s consolidated balance sheets.

The Company also assumed liabilities in connection with the reverse merger for funds advanced for working capital purposes by a related party of pre-merger CAPA for $22,254. As of December 31, 2014, this amount has been fully paid to the related party of pre-merger CAPA.

Management Agreement

On January 4, 2014 the Company entered into Management Agreement with MSN Holdings, LLC, a related party and principal of MSN, for management consulting services of MSN. Under the terms of the agreement the consultant shall receive 10% of gross revenues of MSN. For the twelve months ended December 31, 2014 the consultant earned $26,281 in connection with the agreement, which $20,500 was paid. At December 31, 2014 $5,781 is included in accrued liabilities in the Company’s consolidated balance sheets.

Distributions to Movie Star News, LLC Members

In May 2013, Pre-merger MSN, a Nevada limited liability company, distributed capital of $100,000 to its members.

Sale of Negatives to Related Party

On March 31, 2013, a company controlled by a related party purchased negatives totaling $100,000.

9. SHAREHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue up to 50,000,000 shares of preferred stock authorized with a par value of $0.001. The Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by the Company’s stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, and conversion rights. As of December 31, 2014, there were no shares of Preferred Stock were issued and outstanding.

Fair Value of Common Shares

As discussed in Note 2 – Summary of Significant Accounting Policies, the Company determined the fair value of its common stock in accordance with the guidance in ASC 820 - Fair Value Measurement at $0.05 per share.

Stock Purchase Agreement

On August 14, 2014 pre-merger CAPA entered into a Stock Purchase Agreement with an investor for sale of 20,000,000 of the Company’s common stock at $0.05 per share, for total of $1,000,000 payable in installments in August 2014 through December 31, 2014. As of December 31, 2014, 6,000,000 ($300,000) common shares remained outstanding under the terms of the agreement, which has been included in the consolidated balance sheets in current assets – stock subscription receivable and equity – common stock subscribed. $209,000 and $91,000 was received in January 2015 and June 2015, respectively. See Note 11 - Subsequent Event.

Stock-based and Other Compensation to Non-Employees

On February 1, 2014, pre-merger CAPA executed a consulting agreement for services. The agreement specifies issuance of 500,000 shares of common stock at execution of the agreement and 3,500,000 shares upon introduction of a strategic business partner. The Consultant introduced a strategic business partner August 15, 2014. The agreement calls for payment of the Company’s common stock pro-ratably upon receipt of payment of the introduced strategic partner. As of date of the merger the Company assumed a liability for 2,625,000 common shares with a fair value of $131,250 in connection with the agreement. As of December 31, 2014 1,750,000 common shares were issued to the consultant with a fair value of $87,500 and 875,000 remained unissued with fair value of $43,750, which is included in accrued liabilities in the Consolidated Balance Sheets.

F-16

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On August 15, 2014, pre-merger CAPA entered into a four-month agreement for strategic management services with a consultant. In connection with the agreement, the consultant is to receive compensation of 5,500,000 shares of the Company’s common stock payable in four equal installments. As of the date of the merger 2,062,500 shares of common stock was earned by the Consultant, of which 1,375,000 were issued prior to the merger. In connection with the merger, the Company assumed a liability for 687,500 unissued shares with a fair value of $34,375 due to the consultant. For the fourth quarter ending December 31, 2014, the consultant earned the remaining 3,437,500 shares and 2,475,000 were issued, with a fair value of $123,750. As of December 31, 2014, 1,650,000 shares of common stock are unissued with a fair value of $82,500, and is included in accrued liabilities in the consolidated balance sheets.

Shares Reserved for Future Issuance

The Company is required to reserve and keep available of its authorized, but unissued shares of common stock an amount sufficient to effect shares due in connection with the Stock Purchase Agreement and Stock-Based Compensation to Non-Employees. As of December 31, 2014, shares reserved for future issuance comprised of the following:

Shares Reserved
Shares subscribed in connection with Stock Purchase Agreement	6,000,000
Shares to be issued to consultants	2,525,000
Shares to be issued to Frank Worth Estate	200,000
8,725,000

10. COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements

On September 6, 2012 the Company entered into a 25-month operating lease agreement for approximately 4,606 square foot warehouse and office facilities located in Las Vegas, NV. Monthly base rent due under the agreement is $3,270, plus common area maintenance fees. The agreement calls for 3% annual increase in base rental payments. On October 10, 2014, the Company entered into a First Amendment to Lease agreement extending the lease term for 60-months, beginning November 1, 2014. All other terms of the agreement remain unchanged.

As of December 31, 2014, future minimum payments due under the 60-month operating lease agreement are as follows:

2015	$39,439
2016	40,623
2017	41,841
2018	43,096
2019	36,807
Total future minimum payments	$201,807

The Company leases various corporate housing from unrelated third parties for terms that range from month-to-month to one year. The Company also rents office space on a month-to-month basis in Brooklyn, New York at rate of $500 per month.

Total rent expense for the twelve months ended December 31, 2014 and 2013 was $49,074 and $13,307 respectively, in connection with the operating lease agreements.

Contingent Liability for Taxes Assumed in Reverse Merger

In connection with the reverse merger management determined a liability contingency for income taxes existed as of the merger date. The liability is to be reimbursed by a related party of pre-merger CAPA. As of December 31, 2014 the contingent liability for income taxes was outstanding for $91,000 which has been accounted for in accrued liabilities and due from related party in the consolidated financial statements. See Note 8 – Related Party Transactions.

F-17

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. INCOME TAXES

Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes as of December 31, 2014 are as follows:

Deferred tax assets:
Net operating loss	$178,000
Accrued liabilities	87,000
265,000
Deferred tax liabilities:
Deprecation	(9,000)
Total deferred tax asset	256,000

Less valuation allowance	(256,000)
Net deferred tax asset	$–

Provision for income tax provision (benefit) as of December 31, 2014 consist of the following:

Deferred:
Federal	$256,000
State	–
Total deferred tax asset	256,000
Less valuation allowance	(256,000)
Net deferred tax asset	$–

The income tax provision (benefit) differs from the amount of income tax determined by applying the U.S. federal tax rate to pretax income as of December 31, 2014 as follows:

Effective tax rate (benefit):
Federal	(34.0)%
State	–
Permanent differences	24.8
Other	18.6
Change in valuation allowance	(9.4)
–%

As discussed in Note 2 – Summary of Significant Accounting Policies, until the merger date, MSN, a Nevada Limited Liability Company, was taxed as a limited liability company and, as such, any profit or loss from operations flowed directly to the members who were responsible for payment of any federal and state income tax. The Company has not included any pro forma income tax information as if the Company were a tax paying entity for the year ended December 31, 2013, as any pro forma tax provision on the loss before income taxes would be offset by a valuation allowance for the related deferred tax asset as it would be more likely than not that the future tax benefits will not be realized.

A full valuation allowance of $256,000 has been applied against the Company’s net deferred tax assets as of December 31, 2014, due to projected losses and because is not more likely than not that the Company will realize future benefits associated with these deferred tax assets.

The Tax Reform Act of 1986 contains provisions that limit the federal net operating loss carryforwards that may be used in any given year in the event of specified occurrences, including significant ownership changes. As a result of these provisions, utilization of net operating losses would be limited in the event of any future significant ownership change. Such a limitation could result in the expiration of the net operating loss carryforwards before utilization. The Company had such an ownership change related to the reverse merger transaction.

F-18

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2014, the Company had gross federal net operating loss carryforwards of approximately $968,000, which was reduced to $523,000 due to such ownership change. The Company expects the limitation placed on the federal net operating loss carryforwards prior to the ownership change will likely expire unused.

11. SUBSEQUENT EVENTS

Management has evaluated subsequent events, as defined by ASC 855, Subsequent Events, through September 17, 2015, 2015, the date on which the financial statements were available to be issued. The following items were noted:

Asset Purchase Agreement

On July 22, 2015, the Company entered into an Asset Purchase Agreement with Globe Photos, Inc. (“Globe”), a New York corporation, for purchase of substantially all of the assets, which comprises of digital and tangible photographs, and related copyrights and trademarks, of Globe Photo for total purchase price of $400,000 payable in $250,000 cash and $150,000 common stock of the Company. The Common stock is to be transferred to Globe sixty (60) days after closing subject to satisfaction of successful termination of certain subagent agreements by Globe. Per the agreement $180,000 in cash shall be held in reserve by the Company against Globe’s full performance and compliance with all terms of the agreement. This amount is to be released to Globe at the rate of $10,000 per month beginning August 22, 2015.

As a form of liquidity protection, Globe shall have limited put options in connection with the common stock beginning eighteen (18) months after the closing date, whereas the Company shall have up to fifteen (15) successive monthly options, with no less than thirty (30) days notice for each, which requires the Company to repurchase from Globe up to 1/15th of the shares of common stock in Glove’s possession that were granted in connection with the agreement, at a price per share equity to the market price per share on the effective date of the original share transfer to Globe. The exercise of any put option is not conditioned upon exercise of any prior put option.

Stock Purchase Agreement

On August 14, 2014 pre-merger CAPA entered into a Stock Purchase Agreement with an investor for sale of 20,000,000 of the Company’s common stock at $0.05 per share, for total of $1,000,000 payable in installments in August 2014 through December 31, 2014. As of December 31, 2014 the final installment of $250,000 was outstanding. The final $209,000 and $91,000 was received in January 2015 and June 2015, respectively.

Consulting Agreements

On January 1, 2015 the Company entered in a 12-month agreement for non-exclusive investment banking advisory services for total consideration of 2,000,000 shares of the Company’s common stock. The shares are payable within 14 days of the effective date of the agreement and deemed earned in full upon execution of the agreement. The shares were issued in May 2015 in connection with the agreement. The agreement may be renewed for an addition 12-month term whereby the Company at its discretion shall pay the investment banking advisor $400,000 cash or an equivalent amount in the Company’s common stock based upon the thirty day volume weighted average price for thirty trading days prior to renewal.

Effective January 2, 2015, the Company entered into an agreement with a consultant for website development for total project fee of $193,000 with $40,000 payable in cash at execution of the agreement. The remaining $153,000 is payable in the Company’s common stock, which the number of shares shall be determined by the closing price of the Company’s common stock at issuance.

On August 15, 2014, pre-merger CAPA entered into a four-month agreement for strategic management services with a consultant. In connection with the agreement, the consultant is to receive compensation of 5,500,000 shares of the Company’s common stock payable in four equal installments. In addition, the consultant is to receive limited edition photographs for aggregate retail value of $250,000. The Company satisfied the liability for limited edition prints in March 2015.

F-19

CAPITAL ART, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Frank Worth Collection

On November 12, 2014, the Frank Worth Estate agreed to accept $155,000 and 200,000 common shares, with a fair value of $0.05 per share ($10,000), of the Company’s common stock, $30,000 payable on execution and the remainder payable on or before May 31, 2015. See Note 4- Frank Worth Collection. In January 2015 the Company paid $30,000 in connection with the agreement. As of the date the consolidated financial statements have been issued, the remaining balance of $125,000 and 200,000 ($10,000) shares of the Company’s common stock have been held by the Company until to a dispute between the Estate and an unrelated third party of the Company is settled. The Company has no involvement in the dispute.

Private Placement

In March 2015, the former president of pre-merger CAPA closed a private placement comprising of individuals related to the former president for 1,820,000 shares of common stock at a $0.05 per share for aggregate proceeds of $91,000.

In connection with the private placement, the former president received 200,000 shares of the Company’s common stock in lieu of cash for payment of finder’s fee total stock-based compensation of $10,000 based on fair value of the Company’s common stock of $0.05 per share.

F-20

CAPITAL ART, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2015 (unaudited) and December 31, 2014 (audited)

	6/30/2015	12/31/2014
ASSETS

Current Assets:
Cash	$61,039	$340,523
Accounts receivable	3,647	13,691
Inventory	53,927	59,034
Stock subscription receivable	–	300,000
Due from related parties	109,430	93,316
Prepaid expenses and other	109,696	9,613
Total current assets	337,739	816,177

Archival images, and property and equipment, net	3,220,766	3,341,552

Security deposits	6,356	6,356
TOTAL ASSETS	$3,564,861	$4,164,085
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$129,113	$108,694
Accrued liabilities	366,609	650,031
Due to related parties	30,892	64,274
Short-term notes payable to related parties	41,000	41,000
Total current liabilities	567,614	863,999

Related party note payable	100,000	100,000
Total liabilities	667,614	963,999

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; none issued and outstanding at June 30, 2015 and December 31, 2014	–	–

Common stock, $0.0001 par value; 450,000,000 shares authorized; 324,988,283 and 311,973,283 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	32,499	31,197
Additional paid-in capital	3,931,909	3,239,961
Common stock subscribed	–	300,000
Retained deficit	(1,067,161)	(371,072)
Total Shareholders’ equity	2,897,247	3,200,086
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,564,861	$4,164,085

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-21

CAPITAL ART, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Six Months Ended June 30,
	2015	2014

Revenues	$376,282	$163,168

Cost of revenues	116,276	81,070
Gross profit	260,006	82,098

Operating expenses:
Product development, sales and marketing	350,206	15,462
General and administrative	412,243	80,760
Depreciation expense	187,606	35,405
Total operating expenses	950,055	131,627

Loss from operations	(690,049)	(49,529)

Other income (expense):
Interest income and other income	660	–
Interest expense	(6,700)	(2,672)
Total other income (expense)	(6,040)	(2,672)

Loss before income taxes	(696,089)	(52,201)

Income taxes	–	–

Net loss	$(696,089)	$(52,201)

Basic and diluted loss per common share	$–	$–

Weight average basic and diluted shares outstanding	320,383,974	256,400,226

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-22

CAPITAL ART, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

June 30, 2015 (unaudited) and December 31, 2014 (audited)

			Additional	Common	Retained	Total
	Common Stock		Paid-in	Stock	Earnings	Shareholders'
	Shares	Amount	Capital	Subscribed	(Deficit)	Equity

BALANCE DECEMBER 31, 2014	311,973,283	$31,197	$3,239,961	$300,000	$(371,072)	$3,200,086

Common shares issued for services	2,670,000	267	175,733	–	–	176,000
Common shares issued for settlement of accrued liabilities	2,525,000	253	125,997	–	–	126,250
Common shares issued for cash	7,820,000	782	390,218	(300,000)	–	91,000
Net loss	–	–	–	–	(696,089)	(696,089)

BALANCE JUNE 30, 2015	324,988,283	$32,499	$3,931,909	$–	$(1,067,161)	$2,897,247

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-23

CAPITAL ART, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(696,089)	$(52,201)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	187,606	35,405
Stock-based and other compensation to non-employees	176,000	–
Sale of fixed assets to customer included in cost of sales, net	2,942	–
Changes in assets and liabilities, net of reverse merger:
Accounts receivable	10,044	147
Inventory	5,107	10,552
Prepaid expenses and other	(100,083)	1,515
Accounts payable	20,419	(6,941)
Accrued liabilities	(157,172)	15,687
Net cash (used in) provided by operating activities	(551,226)	4,164

Cash flows from investing activities:
Purchase of archival images, property and equipment	(69,762)	(51,941)
Net cash used in investing activities	(69,762)	(51,940)

Cash flows from financing activities:
Short-term advances related parties, net	(49,496)	(2,992)
Proceeds from sale of common stock and settlement of stock subscription receivable	391,000	–
Proceeds from notes payable to related parties	–	30,000
Net cash provided by financing activities	341,504	27,008

Net decrease in cash	(279,484)	(20,768)

Cash at beginning of year	340,523	20,919

Cash at end of year	$61,039	$150

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$5,480	$2,027
Common shares issued for settlement of accrued liabilities	$126,250	$–

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-24

CAPITAL ART, INC.

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and applicable rules and regulations of the Securities and Exchange Commission (SEC) regarding interim financial reporting. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. As such, the information included in the condensed consolidated financial statements for the six months ended June 30, 2015 should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Form 10 filed with the SEC pursuant to Rule 12(b) under the Securities Act of 1934.

The condensed consolidated balance sheet as of December 31, 2014, included herein was derived from the audited financial statements as of that date, but does not include all disclosures including notes required by GAAP.

The accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows for the interim periods, but are not necessarily indicative of the results of operations to be anticipated for the full year ending December 31, 2015.

Reverse Merger

On October 8, 2014, Capital Art, Inc. (“CAPA”) a Delaware Corporation and Capital Art, LLC, a California Limited Liability Company and wholly owned subsidiary of Capital Art, Inc. (collectively “CAPA” or “pre-merger CAPA”), CAPA entered into an Asset Purchase Agreement with Movie Star News, LLC. (“MSN”), a Nevada Limited Liability Company. The Agreement was effectively a contract to merge the three companies to combine assets of rare images. Refer to the consolidated financial statements and accompanying notes as of December 31, 2014. The accompanying condensed consolidated financial statements represent the results of operations, financial position and cash flows of Capital Art, Inc. (formerly Movie Star News, LLC), and its 100% owned subsidiary Capital Art, LLC. (the “Company”), for the six months ended June 30, 2015. All inter-company balances and transactions have been eliminated.

The following unaudited pro forma information is presented to reflect the operations of the Company as if the reverse merger had been completed on January 1, 2015 and 2014, respectively:

	For the Six Months Ended June 30,
(Unaudited)	2015	2014

Supplement pro forma combined results of operations:

Net sales	$376,282	$246,925
Net loss	(696,089)	(463,585)
Basic and diluted loss per common share	$–	$–

F-25

CAPITAL ART, INC.

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Going Concern

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Management evaluated all relevant conditions and events that are reasonably known or reasonably knowable, in the aggregate, as of the date the condensed consolidated financial statements are issued and determined that substantial doubt exists about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. The Company has not generated sufficient revenues from product sales to provide sufficient cash flows to enable the Company to finance its operations internally. As of June 30, 2015 the Company had $61,039 cash on hand. At June 30, 2015 the Company has a retained deficit of $1,067,161. For the six months ended June 30, 2015 the Company had a net loss of $696,089 and cash used in operations of $551,226. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Over the next twelve months the Company intends to invest its working capital resources in sales and marketing in order to increase the distribution and demand for its products. If the Company fails to generate sufficient revenue and obtain additional capital to continue at its expected level of operations, the Company may be forced to scale back or discontinue its sales and marketing efforts. However, there is no guarantee the Company will generate sufficient revenues or raise capital to continue operations.

Inventory

The Company’s inventory comprises of rare photos of movie stars and other famous people. Direct labor and raw material costs associated with the process of making the photos available for sale are also included in inventory at cost. These costs are expensed to cost of sales pro-ratably as sold.

F-26

CAPITAL ART, INC.

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In such situations, long-lived assets are considered impaired when future undiscounted cash flows resulting the use of the asset and its eventual disposition are less than the asset’s carrying amount. In such situations, the asset is written down to the present value of the estimated future cash flows. Factors that are considered when evaluating long-lived assets for impairment include a current expectation that it is more likely than not that the long-lived asset will be sold significantly before the end of its useful life, a significant decrease in the market price of the long-lived asset, and a change in the extent of manner in which the long-lived asset is being used. Based on management’s assessment there were no impairments at June 30, 2015 and December 31, 2014.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09 – Revenues from Contracts with Customers, which introduces a new five-step framework for revenue recognition. The core principle of the standard is that entities should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled for those goods or services. The ASU also requires enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The standard is effective for annual reporting periods after December 15, 2016. Management does not believe the adoption of ASU 2014-09 will have a material impact on the Company’s consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory. ASU No. 2015-11 clarifies that inventory should be held at the lower of cost or net realizable value. Net realizable value is defined as the estimated selling price, less the estimated costs to complete, dispose and transport such inventory. ASU No. 2015-11 will be effective for fiscal years and interim periods beginning after December 15, 2016. ASU No. 2015-11 is required to be applied prospectively and early adoption is permitted. The Company is currently in the process of evaluating the impact of adoption on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements–Going Concern, (Subtopic 204-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU requires management to evaluate each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Management does not believe the adoption of ASU-2014-15 will have a material effect on the consolidated financial statements.

2. BASIC AND DILUTED INCOME AND LOSS PER SHARE

The Company computes income and loss per share in accordance with ASC 260 - Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the condensed consolidated statements of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. Diluted EPS excludes all dilutive potential shares if their effect is antidilutive. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive.

A reconciliation of weighted-average basic shares outstanding to weighted-average diluted shares outstanding follows:

	For the six months ended June 30,
	2015	2014

Basic weighted average common shares outstanding	320,383,974	256,400,226

Effect of dilutive securities	–	–

Diluted weighted average common and potential
common shares outstanding	320,383,974	256,400,226

F-27

CAPITAL ART, INC.

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company is required to reserve and keep available of its authorized, but unissued shares of common stock an amount sufficient to effect shares due in connection with the Stock Purchase Agreement and Stock-Based Compensation to Non-Employees. As of June 30, 2015, shares reserved for future issuance comprised of the following:

Shares
Reserved
Shares to be issued to consultant	340,000
Shares to be issued to Frank Worth Estate	200,000
540,000

These shares were excluded from the calculation of diluted earnings per share as their effect was anti-dilutive.

3. ARCHIVAL IMAGES, AND PROPERTY AND EQUIPMENT

Archival images, and property and equipment as of June 30, 2015 and December 31, 2014 comprise of the following:

	June 30,	December 31,	Estimated
	2015	2014	Useful Lives
Frank Worth Collection	$2,770,000	$2,770,000	10 years
Other archival images	707,051	676,215	10 years
Leasehold improvements	12,446	12,446	7 years
Computer and other equipment	48,350	40,204	3 – 5 years
Furniture and fixtures	83,666	56,416	7 years
	3,621,513	3,555,281
Less accumulated deprecation	(400,747)	(213,729)
Total archival images, property and equipment, net	$3,220,766	$3,341,552

4. FRANK WORTH COLLECTION

On November 12, 2014, the Frank Worth Estate agreed to accept $155,000 and 200,000 common shares, with a fair value of $0.05 per share ($10,000), of the Company’s common stock in exchange for sole and exclusive, world-wide, royalty free rights to all negatives, prints, products and other materials the Company possesses including the use of the Frank Worth seal, Frank Worth’s name, likeness, publications and biography plus merchandising and selling rights. The Company capitalized $135,000 in accordance with ASC 360-Property, Plant and Equipment, in the condensed consolidated balance sheets as Archival Images, and Property and Equipment. Upon payment of cash and common stock, the Company is relieved of all future financial and royalty obligations under the agreement.

As of December 31, 2014, the condensed consolidated balance sheets include accrued liabilities in connection with the agreement of $165,000, which comprises of $155,000 cash per the agreement and 200,000 ($10,000) shares of common stock. $30,000 due under the agreement for royalties was paid in January 2015. The remainder of $125,000 and 200,000 ($10,000) shares of common stock were due and payable on or before May 31, 2015, which is being held by the Company until a dispute between the Estate and an unrelated party of the Company is settled. The Company has no involvement in the dispute.

F-28

CAPITAL ART, INC.

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

5. ACCRUED LIABILITIES

Accrued liabilities at June 30, 2015 and December 31, 2014 comprise of the following:

	June 30,	December 31,
	2015	2014
Accrued payroll and related	$17,441	$8,242
Accrued management fee due to related party	5,781	5,781
Due to Frank Worth Estate	135,000	135,000
Interest payable to related parties	2,381	748
Accrued royalties due to Frank Worth Estate	–	30,000
Stock-based compensation due to non-employees	102,000	126,250
Fair value of limited edition prints due to consultant	–	250,000
Contingent liability for taxes assumed in reverse merger	91,000	91,000
Other	13,006	3,010
Total accrued liabilities	$366,609	$650,031

On August 15, 2014, pre-merger CAPA entered into a four-month agreement for strategic management services with a consultant. On August 15, 2014, the Company entered into a four-month agreement for strategic management services with a consultant. In connection with the agreement, the consultant received compensation of compensation of 5,500,000 shares of the Company’s common stock (See Note 7 – Shareholders’ Equity) and limited edition photographs for an aggregate retail fair value of $250,000. The Company evaluated the transaction under the guidance in ASC 845-Nonmonetary Transactions. ASC 845 requires fair value of nonmonetary exchanges be recorded based on fair value inherent in the transaction. The Company determined the aggregate retail fair value of the prints totaling $250,000 represented the fair value of the reciprocal transfer between the Company and the consultant. See Note 8 – Accrued Liabilities. The Company delivered the limited edition prints to the consultant in March 2015, which accounted for 66% of total revenues for the six months ended June 30, 2015.

In connection with the reverse merger on October 8, 2014, the Company determined a liability contingency for income taxes existed as of the merger date. The liability is to be reimbursed by a related party of pre-merger CAPA. This contingency has been accounted in accordance with ASC 805, which states that a liability from a contingency recognized as of the acquisition date is in the scope of ASC 450 – Contingencies, is not acquired or assumed in a business combination, shall continue to be recognized by the acquirer at its acquisition-date fair value. As of June 30, 2015 and December 31, 2014, contingent liability for income taxes totaled $91,000 which has been accounted for in accrued liabilities and due from related party.

6. NOTES PAYABLE TO RELATED PARTIES

On August 1, 2013 the Company entered into an unsecured Promissory Note agreement with a related party for $100,000. The loan bears interest at 5%. The loan matured on July 14, 2014 and was extended to July 31, 2016. For the six months ended June 30, 2015 and 2014 total interest expense under the agreement was $2,485 and $2,027, respectively.

Effective September 11, 2014 the Company entered into two separate unsecured promissory note agreements for $20,500 each with two related parties for working capital purposes. The loans bear interest at 6% per annum and mature on September 10, 2015. Total interest expense in connection with the two unsecured promissory note agreements for the six months ended June 30, 2015 is $1,220.

As of June 30, 2015 and December 31, 2014, interest payable in connection with the unsecured promissory note agreements with related parties was $1,968 and $748, respectively, and is included in accrued liabilities in the Company’s condensed consolidated balance sheets.

F-29

CAPITAL ART, INC.

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

7. RELATED PARTY TRANSACTIONS

Due From/To Related Parties

As of June 30, 2015 and December 31, 2014, amounts due to the Company from related parties for funds advanced by the Company on behalf of related parties totaled $18,430 and $2,316, respectively. As of June 30, 2015 and December 31, 2014 funds advanced from related parties for short-term working capital purposes totaled $30,892 and $64,274, respectively. These amounts have been included in the condensed consolidated balance sheets as current assets due from related parties and current liabilities due to related parties, respectively, and are due on demand.

In connection with the reverse merger on October 8, 2014, the Company determined a liability contingency for income taxes existed as of the merger date. The liability is to be reimbursed by a related party of pre-merger CAPA. As of June 30, 2015 and December 31, 2014, contingent liability for income taxes totaled $91,000 which has been accounted for in accrued liabilities and due from related party. See Note 5 – Accrued Liabilities.

8. SHAREHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue up to 50,000,000 shares of preferred stock authorized with a par value of $0.001. The Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by the Company’s stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, and conversion rights. As of June 30, 2015, there were no shares of Preferred Stock were issued and outstanding.

Stock Purchase Agreement

On August 14, 2014 pre-merger CAPA entered into a Stock Purchase Agreement with an investor for sale of 20,000,000 of the Company’s common stock at $0.05 per share, for total of $1,000,000 payable in installments in August 2014 through December 31, 2014. As of the date of the reverse merger and December 31, 2014, $700,000 has been received under the agreement for 14,000,000 common shares. As of December 31, 2014, 6,000,000 ($300,000) common shares remained outstanding under the terms of the agreement, which has been included in the condensed consolidated balance sheets in current assets – stock subscription receivable and equity – common stock subscribed.

As of June 30, 2015, the agreement was paid in full, when the outstanding $300,000 was received in connection with the outstanding stock subscription receivable for the remaining 6,000,000 shares.

Private Placement

In March 2015, the former president of pre-merger CAPA closed a private placement comprising of individuals related to the former president for 1,820,000 shares of common stock at a $0.05 per share for aggregate proceeds of $91,000.

In connection with the private placement, the former president received 200,000 shares of the Company’s common stock in lieu of cash for payment of finder’s fee total stock-based compensation of $10,000 based on fair value of the Company’s common stock of $0.05 per share.

Stock-based and Other Compensation to Non-Employees

On February 1, 2014, pre-merger CAPA executed a consulting agreement for services. The agreement specifies issuance of 500,000 shares of common stock at execution of the agreement and 3,500,000 shares upon introduction of a strategic business partner. As of December 31, 2014 875,000 shares of common stock with a fair value of $43,750 were unissued and included in accrued liabilities in the Company’s condensed consolidated balance sheets. The shares were issued as of June 30, 2015.

On August 15, 2014, pre-merger CAPA entered into a four-month agreement for strategic management services with a consultant. In connection with the agreement, the consultant is to receive compensation of 5,500,000 shares of the Company’s common stock payable in four equal installments. As of December 31, 2014, 1,650,000 shares of common stock with a fair value of $82,500 were unissued and included in accrued liabilities in the Company’s condensed consolidated balance sheets. The shares were issued as of June 30, 2015.

F-30

CAPITAL ART, INC.

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On January 1, 2015 the Company entered in a 12-month agreement for non-exclusive investment banking advisory services for total consideration of 2,000,000 shares of the Company’s common stock. The shares are payable within 14 days of the effective date of the agreement and deemed earned in full upon execution of the agreement. The shares were issued in May 2015 in connection with the agreement with a fair value determined by the Company of $0.05 per share, for total $100,000. The agreement may be renewed for an addition 12-month term whereby the Company at its discretion shall pay the investment banking advisor $400,000 cash or an equivalent amount in the Company’s common stock based upon the thirty day volume weighted average price for thirty trading days prior to renewal.

On January 2, 2015 the Company entered into a fixed price agreement with a consultant for website development services for total contract price of $193,000 payable in cash of $40,000 and 510,000 shares of the Company’s common stock with a stated fair value of $0.30 per share. As of June 30, 2015, 170,000 shares of common stock with fair value of $51,000 were issued. 340,000 shares of common stock were unissued for $102,000 which is included in accrued liabilities in the unaudited condensed consolidated balance sheets. See Note 4 – Accrued Liabilities.

On June 9, 2015 the Company entered into a management consulting agreement for total monthly compensation of $17,500. In addition the consultant received 300,000 shares of common stock at fair value of $0.05 per share, for total $15,000.

9. CONCENTRATIONS OF CREDIT RISK AND FINANCIAL INSTRUMENTS

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

The Company’s cash balances are placed at financial institutions, which at times, may exceed federally insured limits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

On August 15, 2014, pre-merger CAPA entered into a four-month agreement for strategic management services with a consultant. In connection with the agreement, the consultant is to receive compensation limited edition photographs for aggregate retail fair value of $250,000. See Note 4 – Accrued Liabilities. For the six months ended June 30, 2015 the Company delivered the limited edition prints to the consultant, which accounted for 66% of total revenues. No other customers accounted for over 10% of total revenues for the six months ended June 30, 2015. For the six months ended June 30, 2014 no customers accounted for over 10% of total revenues. Accounts receivable balances from customers as of June 30, 2015 and December 31, 2014 were not material to the Company’s consolidated financial statements. There is significant financial risk associated with a dependence upon a small number of customers which could have an adverse effect on the Company’s future consolidated financial statements if these customers were to leave.

10. SUBSEQUENT EVENT

On July 22, 2015, the Company entered into an Asset Purchase Agreement with Globe Photos, Inc. (“Globe”), a New York corporation, for purchase of substantially all of the assets, which comprises of digital and tangible photographs, and related copyrights and trademarks, of Globe Photo for total purchase price of $400,000 payable in $250,000 cash and $150,000 common stock of the Company. The Common stock is to be transferred to Globe sixty (60) days after closing subject to satisfaction of successful termination of certain subagent agreements by Globe. Per the agreement $180,000 in cash shall be held in reserve by the Company against Globe’s full performance and compliance with all terms of the agreement. This amount is to be released to Globe at the rate of $10,000 per month beginning August 22, 2015.

As a form of liquidity protection, Globe shall have limited put options in connection with the common stock beginning eighteen (18) months after the closing date, whereas the Company shall have up to fifteen (15) successive monthly options, with no less than thirty (30) days notice for each, which requires the Company to repurchase from Globe up to 1/15th of the shares of common stock in Glove’s possession that were granted in connection with the agreement, at a price per share equity to the market price per share on the effective date of the original share transfer to Globe. The exercise of any put option is not conditioned upon exercise of any prior put option.

F-31